                                                                     Exhibit 2.1

                              DATED 6 FEBRUARY 2007

                           (1) LTK INDUSTRIES LIMITED

                        (2) BELDEN FAR EAST HOLDINGS B.V.

                             (3) LO CHUNG WAI, PAUL

                               (4) BELDEN CDT INC.

                                   ----------

                      AGREEMENT FOR THE SALE AND PURCHASE OF
                   THE ENTIRE ISSUED SHARE CAPITAL OF EACH OF
            LTK WIRING COMPANY LIMITED, LTK CABLE TECHNOLOGY LIMITED,
             LTK TECHNOLOGIES CO., LIMITED AND GENUINE CARE LIMITED

                                   ----------

                                TABLE OF CONTENTS

Clause                                                                      Page
------                                                                      ----
   1.  Definitions and Interpretation....................................     4
   2.  Sale of Sale Shares...............................................    24
   3.  Consideration.....................................................    24
   4.  Conditions to Completion..........................................    29
   5.  Completion........................................................    31
   6.  Pre-Completion Obligations........................................    36
   7.  Warranties........................................................    41
   8.  Post-Completion Covenants.........................................    42
   9.  Indemnification and Survival......................................    45
  10.  Confidentiality of Information....................................    49
  11.  Costs.............................................................    50
  12.  General...........................................................    50
  13.  Notices...........................................................    51
  14.  Governing Law and Submission to Jurisdiction......................    52
  15.  Guaranty by Mr. Lo................................................    52
  16.  Guaranty by Belden CDT............................................    54
  17.  Escrow Account....................................................    55

SCHEDULES

Schedule 1  Particulars of the Company
Schedule 2  Particulars of the Subsidiaries and Representative Offices
Schedule 3  Particulars of the Properties
Schedule 4  Particulars of HK Trademarks and Safety Marks
Schedule 5  Warranties of Vendor
Schedule 6  Particulars of LTK Taiwan and LTK Japan
Schedule 7  Disclosure Letter
Schedule 8  Form of Transitional Service Agreement
Schedule 9  Form of Strategic Supply Agreement
Schedule 10 Form of Deed of Taxation Indemnity
Schedule 11 [Intentionally Deleted]
Schedule 12 Form of GPI Deed of Undertaking
Schedule 13 Form of HK Trademarks Assignment
Schedule 14 Form of Safety Marks Assignment
Schedule 15 Cross Guarantees
Schedule 16 Evidence of Bank Debt Payoff
Schedule 17 2006 Initial Working Capital Statement
Schedule 18 Warranties of Purchaser
Schedule 19 Employment Agreement and List of Certain Vendor Employees
Schedule 20 PRC Legal Opinion
Schedule 21 List of Completion Documents for Japan Shares
Schedule 22 Environmental, Health and Safety Schedule

Annexure A  Accounts

THIS AGREEMENT is entered into on 6 February 2007

AMONGST:

(1) LTK INDUSTRIES LIMITED, a company incorporated in Hong Kong with limited liability, whose registered office is at 6/F, Photonics Centre, 2 Science Park East Avenue, Shatin, Hong Kong (the "VENDOR");

(2) BELDEN FAR EAST HOLDINGS B.V., a company incorporated in The Netherlands with limited liability, whose registered office is at Edisonstraat 9, 5928 PG Venlo, The Netherlands (the "PURCHASER");

(3) LO CHUNG WAI, PAUL, holder of Hong Kong Identity Card No. E207160(A), c/o LTK Industries Limited, 6/F, Photonics Centre, 2 Science Park East Avenue, Shatin, Hong Kong ("MR. LO"); and

(4) BELDEN CDT INC., a corporation incorporated in Delaware, USA, whose corporate address is at 7701 Forsyth Boulevard, Suite 800, Saint Louis, Missouri 63105 ("BELDEN CDT").

RECITALS:

(A) The Company is a limited liability company incorporated in Hong Kong on 16 February 1993. Further information and particulars concerning the Company and the Subsidiaries are set out in Schedule 1 and Schedule 2, respectively.

(B) LTK Japan is a limited liability company incorporated in Japan on 18 November 2002. Further information and particulars concerning LTK Japan are set out in Part I of Schedule 6.

(C) LTK Taiwan is a limited liability company incorporated in Taiwan on 1 December 1998. Further information and particulars concerning LTK Taiwan are set out in Part II of Schedule 6.

(D) LTK Newco International is a limited liability company incorporated in Hong Kong on 30 September 2006. Further information and particulars concerning LTK Newco International are set out in Part III of Schedule 6.

(E) As at the date of this Agreement, the Company has an authorized share capital of HK$2,000,000 divided into 2,000,000 shares of HK$1.00 each, all of which have been issued and are fully paid up. The Vendor is the sole beneficial and legal owner of the Sale Shares, representing the entire issued share capital of the Company.

(F) As of the date of this Agreement, LTK Japan has an authorized share capital of JPY40,000,000 divided into 800 shares of JPY50,000 each, of which 200 shares have been issued and are fully paid up. LTK International will be by the Completion Date the sole beneficial and legal owner of the Japan Shares, representing the entire issued share capital of LTK Japan.

(G) As of the date of this Agreement, LTK Taiwan has an authorized share capital of

     NTD5,000,000 divided into 500,000 shares of NTD10 each, all of which have been issued and are fully paid up. The shareholders of LTK Taiwan are LTK International (holds 400,000 shares), Mr. Lo (holds 50,000 shares), Simon Cua (holds 20,000 shares), Chen Kuai Fung (holds 10,000 shares), Liu Yuan Fan (holds 10,000 shares), and Fan Huai Ling (holds 10,000 shares). LTK International is entitled to cause the legal and beneficial interest in all the Taiwan Shares, representing the entire issued share capital of LTK Taiwan, to be sold and transferred to the Purchaser at Completion.

(H) As of the date of this Agreement, LTK Newco International has an authorized share capital of HK$10,000 divided into 10,000 shares of HK$1 each, all of which have been issued and are fully paid up. LTK International is the sole beneficial and legal owner of the LTK Newco International Shares, representing the entire issued share capital of LTK Newco International.

(I) The Vendor wishes to sell the Sale Shares to the Purchaser and to procure (either itself or through its Associates) the sale of the Japan Shares, the Taiwan Shares and the Newco Shares to the Purchaser, and the Purchaser wishes to purchase the Sale Shares, the Japan Shares, the Taiwan Shares and the Newco Shares, subject to and in accordance with the terms and conditions set out in this Agreement.

(J) LTK International is wholly owned by the Vendor. The Vendor is beneficially and legally owned as to approximately 46.98% by Mr. Lo and Mr. Lo has agreed to enter into this Agreement to guarantee the performance by the Vendor of its obligations in the manner hereinafter appearing.

(K) The Purchaser is indirectly owned by Belden CDT. Belden CDT has agreed to enter into this Agreement to guarantee the performance by the Purchaser of its obligations in the manner hereinafter appearing.

TERMS AGREED:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

"2006 INITIAL WORKING CAPITAL          has the meaning ascribed to it in
STATEMENT"                             Clause 3A.1.1;

"ACCEPTED CLAIM AMOUNT"                has the meaning ascribed to it in
                                       Clause 17.1.3;

"ACCOUNTING DATE"                      31 December 2006;

"ACCOUNTS"                             the combined pro forma financial
                                       statements of the Group, individual
                                       financial statements of each member
                                       of the Group (other than LTK Newco

                                       International) and the
                                       International/Macao/US Receivables and
                                       International/Macao/US Payables, in
                                       each case, for the 6 month period
                                       ended on June 30, 2006 and for the 12
                                       month period ended on December 31,
                                       2006 respectively (which such
                                       financial statements comprising a
                                       balance sheet and profit and loss
                                       statement) and the audited financial
                                       statements of the Company for the 12
                                       month period ended on June 30, 2005
                                       (which such financial statements
                                       comprising a balance sheet, profit and
                                       loss statement, notes and directors'
                                       and auditors' reports) copies of which
                                       are initialled by Vendor and Purchaser
                                       for identification purposes and
                                       annexed to this Agreement as Annexure
                                       A;

"ADJUDICATED CLAIM AMOUNT"             has the meaning ascribed to it in
                                       Clause 17.1.4;

"ADVERSE CONSEQUENCE"                  any Liability, loss, damage
                                       (including incidental and
                                       consequential damages), claim,
                                       demand, cause of action, judgment,
                                       cost, deficiency, diminution of value
                                       or expense (including costs of
                                       investigation and defence, interest,
                                       penalties and reasonable legal fees
                                       and costs), whether or not involving
                                       a third-party claim;  provided,
                                       however, that "Adverse Consequence"
                                       shall exclude damages for loss of
                                       profits or opportunities and punitive
                                       damages with respect to all
                                       provisions of this Agreement other
                                       than (a) the indemnity and other
                                       Vendor obligations with respect to
                                       Clauses 9.1.3, (b) the indemnity and
                                       other Vendor obligations with respect
                                       to Clause 9.1.4 to the extent
                                       concerning Environmental, Health and
                                       Safety Liabilities of LTK Shanghai
                                       and (c) any breach by the Vendor or
                                       the Purchaser of Clauses 2.1 or 4.4;

"AMOUNT CLAIMED"                       has the meaning ascribed to it in
                                       Clause 17.1.1;

"ARBITRATOR"                           PricewaterhouseCoopers, as stated in
                                       Clause 3A.1.1;

"ASSOCIATE"                            in relation to any company, any
                                       company

                                       which is its holding company or a
                                       subsidiary of its holding company, as
                                       those terms as defined in section 2 of
                                       the Companies Ordinance; or in
                                       relation to any natural person, his
                                       spouse, any child or step-child,
                                       natural or adopted of him or his
                                       spouse or any person cohabiting as a
                                       spouse with, and any child,
                                       step-child, parent, step-parent,
                                       brother, sister, step-brother and
                                       step-sister of him, or a faith-in-law,
                                       mother-in-law, son-in-law,
                                       daughter-in-law, grandparent,
                                       grandchild, uncle, aunt, cousin,
                                       brother-in-law, sister-in-law, nephew
                                       and niece of him;

"AUDITORS"                             Deloitte Touche Tohmatsu;

"BANK DEBT"                            all indebtedness and other
                                       obligations owing to any and all
                                       banks, other lenders or third parties
                                       by any member of the Group at the
                                       time of Completion;

"BANK DEBT PAYOFF AMOUNT"              the amount of all principal,
                                       interest, fees and other amounts
                                       necessary to pay off and discharge
                                       the Bank Debt in full at the time of
                                       Completion;

"BANK DEBT PAYOFF EVIDENCE"            written evidence demonstrating to the
                                       Vendor that all Bank Debt has been
                                       paid off and discharged in full
                                       pursuant to Clause 3.2.2, which
                                       written evidence shall consist of (a)
                                       electronic bank advices verifying
                                       wire transfers (showing beneficiary,
                                       amount paid and date of wire) by the
                                       Vendor to each bank and other Person
                                       to whom Bank Debt is owed by any
                                       member of the Group at the time of
                                       Completion in amounts reflecting
                                       payoff of all Bank Debt owing to such
                                       bank or other Person in full; and (b)
                                       confirmations sent by each such bank
                                       and other Person to the Purchaser via
                                       facsimile in the form set out in
                                       Schedule 16;

"BUSINESS DAY"                         a day (other than a Saturday or
                                       Sunday) on which banks are open for
                                       business in Hong Kong;

"CAP"                                  has the meaning ascribed to it in
                                       Clause 9.8;

"CAPITAL COMMITMENT"                   purchase commitments made by the
                                       Group for the acquisition of
                                       property, plant or equipment which
                                       are not yet paid at the Completion
                                       Date, excluding for the avoidance of
                                       doubt the Capital Expenditure Amount;

"CAPITAL EXPENDITURE AMOUNT"           the amount expended and paid by the
                                       Group on capital expenditures for
                                       equipment of the Group between 1
                                       October 2006 and the Completion Date,
                                       but in no event to exceed
                                       US$1,700,000;

"CLEANUP"                              any investigative, monitoring,
                                       cleanup, removal, containment or
                                       other remedial or response action
                                       required by any Environmental Law or
                                       Occupational Safety and Health Law;

"COMPANY"                              LTK Wiring Company Limited, a limited
                                       liability company incorporated under
                                       the laws of Hong Kong;

"COMPANIES ORDINANCE"                  the Companies Ordinance (Chapter 32
                                       of the Laws of Hong Kong);

"COMPLETION"                           has the meaning ascribed to it in
                                       Clause 5.1;

"COMPLETION DATE"                      has the meaning ascribed to it in
                                       Clause 5.1;

"CONDITIONS"                           the conditions specified in Clause
                                       4.1;

"CONSIDERATION"                        has the meaning ascribed to it in
                                       Clause 3.1;

"CONTINUING DIRECTORS"                 those directors who have been agreed
                                       between the Vendor and the Purchaser
                                       to remain as Directors of certain
                                       members of the Group after the
                                       Completion Date, namely, Thomas
                                       Chaung Kwai Wing (all members of the
                                       Group); Zico Wong Mei Keung (only
                                       Huizhou 1, Huizhou 2 and Huizhou 3);
                                       Jeff Chu Yi Fu (only LTK Shangha,,
                                       Suzhou 1, Suzhou 2 and LTK Taiwan);
                                       Zhang Hai Dong (only LTK

                                       Dalian); and Simon Cua (all members of
                                       the Group);

"CONTRAVENTION"                        an act or omission would "CONTRAVENE"
                                       something if, as the context requires:

                                       (a) the act or omission would
                                       conflict with it, violate it, result
                                       in a breach or violation of or
                                       failure to comply with it, or
                                       constitute a default under it;

                                       (b) the act or omission would give
                                       any governmental body or other Person
                                       the right to challenge, revoke,
                                       withdraw, suspend, cancel, terminate
                                       or modify it, to exercise any remedy
                                       or obtain any relief under it, or to
                                       declare a default or accelerate the
                                       maturity of any obligation under it;
                                       or

                                       (c) the act or omission would result
                                       in the creation of an Encumbrance on
                                       the stock or assets of any member of
                                       the Group;

"CROSS GUARANTEES"                     the guarantees and/or cross
                                       guarantees given by any member of the
                                       Group in respect of the payment
                                       obligations of any Person(s) other
                                       than members of the Group, which are
                                       set forth in Schedule 15;

"DEED OF TAXATION INDEMNITY"           the deed of taxation indemnity to be
                                       signed by the Vendor in favour of the
                                       Company for itself and on behalf of
                                       and as trustee for each other member
                                       of the Group and their successors in
                                       the form set out in Schedule 10;

"DIRECTORS"                            the persons listed as directors of
                                       the relevant members of the Group in
                                       Schedule 1 or 2;

"DISCLOSED"                            expressly disclosed in the Disclosure
                                       Letter, or by the Vendor to the
                                       Purchaser in this Agreement;

"DISCLOSURE LETTER"                    the letter issued and delivered by
                                       the Vendor to the Purchaser before
                                       signing of this Agreement in the
                                       approved terms containing disclosures
                                       against the Warranties as set out in
                                       Schedule 7;

"DOMAIN NAMES"                         ltk.com.cn, ltk.cable.com.cn,
                                       ltk.com.hk, ltkcable.cn, ltkcable.com,
                                       (Chinese Characters). cn and (Chinese
                                       Characters) registered in the name of
                                       the Vendor;

"DOMAIN NAMES ASSIGNMENT"              the deed of assignment in the
                                       approved terms to be entered into
                                       between the Vendor as assignor and
                                       the Company as assignee in relation
                                       to the assignment of the Domain Names;

"EMPLOYMENT AGREEMENTS"                the employment agreements in the form
                                       and terms as set out in Schedule 19
                                       to be entered into between each of
                                       those employees of the Vendor listed
                                       on such Schedule 19 who accept
                                       employment with the Group commencing
                                       prior to Completion and the Company
                                       or other members of the Group, in
                                       each case, at or before Completion;

"ENCUMBRANCES"                         all pledges, charges, claims,
                                       community or other marital property
                                       interest, liens, mortgages, leases,
                                       security interests, attachments,
                                       pre-emption rights, options
                                       restrictions, conditional sale
                                       agreements or other title retention
                                       agreements and any other encumbrances
                                       or similar third party rights or
                                       claims of any kind;

"ENVIRONMENT"                          soil, land surface or subsurface
                                       strata, surface waters (including
                                       navigable water and ocean waters),
                                       groundwaters, drinking water supply,
                                       stream sediments, ambient air
                                       (including indoor air), plant life,
                                       animal life, noise level and any
                                       other similar medium or natural
                                       resource;

"ENVIRONMENTAL, HEALTH AND SAFETY      any Adverse Consequence or other
LIABILITIES"                           responsibility arising from or under
                                       Environmental Law or Occupational
                                       Safety

                                       and Health Law, including those
                                       consisting of or relating to (a) any
                                       environmental, health or safety matter
                                       or condition (including on-site or
                                       off-site contamination, occupational
                                       safety and health, and regulation of
                                       any chemical substance or product),
                                       (b) any fine, penalty, judgment,
                                       award, settlement, Proceeding,
                                       damages, loss, claim, demand and
                                       response, investigative, monitoring,
                                       remedial or inspection cost or expense
                                       arising under Environmental Law or
                                       Occupational Safety and Health Law,
                                       (c) financial responsibility under any
                                       Environmental Law or Occupational
                                       Safety and Health Law for Cleanup
                                       costs or corrective action, (whether
                                       or not such Cleanup has been required
                                       or requested by any governmental body
                                       or other Person) and for any natural
                                       resource damage, or (d) any other
                                       compliance, corrective or remedial
                                       measures required under any
                                       Environmental Law or Occupational
                                       Safety and Health Law;

"ENVIRONMENTAL, HEALTH AND SAFETY      Schedule 22, which sets forth certain
SCHEDULE"                              environmental, health and safety
                                       matters to be performed by the
                                       Vendor, and consisting of Parts A and
                                       B;

"ENVIRONMENTAL LAW"                    any applicable law, as presently
                                       enacted or as modified or enacted in
                                       the future, that requires or relates
                                       to (a) advising appropriate
                                       governmental bodies, employees or the
                                       public of intended or actual Releases
                                       of pollutants or hazardous substances
                                       or materials, violations of discharge
                                       limits or other prohibitions and the
                                       commencement of activities, such as
                                       resource extraction or construction,
                                       including those that could have
                                       significant impact on the
                                       Environment, (b) preventing or
                                       reducing to acceptable levels the
                                       Release of pollutants or hazardous
                                       substances or materials into the
                                       Environment, (c) reducing the
                                       quantities, preventing the Release or
                                       minimizing the hazardous
                                       characteristics of wastes that are
                                       generated, (d) assuring that products
                                       are designed, formulated, packaged
                                       and used so that they

                                       do not present unreasonable risks to
                                       human health or the Environment when
                                       used or disposed of, (e) protecting
                                       resources, species or ecological
                                       amenities, (f) reducing to acceptable
                                       levels the risks inherent in the
                                       transportation of hazardous
                                       substances, pollutants, oil or other
                                       potentially harmful substances, (g)
                                       Cleanup of pollutants that have been
                                       Released, preventing the threat of
                                       Release, or paying the costs of such
                                       Cleanup or prevention, or (h) making
                                       responsible parties pay government
                                       agencies, private parties, or groups
                                       of them, for damages done to their
                                       health or the Environment, or
                                       permitting self-appointed
                                       representatives of the public interest
                                       to recover for injuries done to public
                                       assets;

"ESCROW ACCOUNT"                       has the meaning ascribed to it in
                                       Clause 3.2.1;

"ESCROW AGENT"                         has the meaning ascribed to it in
                                       Clause 3.2.1;

"ESCROW AGREEMENT"                     an agreement in the form as set out
                                       in Schedule 11, to be entered into
                                       amongst the Purchaser, the Vendor and
                                       the Escrow Agent at or prior to
                                       Completion;

"ESCROW TERMINATION DATE"              the date which is two (2) years after
                                       the Completion Date, except that if
                                       the Net Worth of the Vendor at any
                                       time prior to such date is less than
                                       30% of the Consideration (being
                                       US$58,410,000), and such shortfall is
                                       not remedied (as the Vendor
                                       demonstrates in writing to the
                                       Purchaser's reasonable satisfaction)
                                       within thirty (30) days after its
                                       initial occurrence, the Escrow
                                       Termination Date shall be the date
                                       which is three years after the
                                       Completion Date;

"FINAL COMPLETION DATE WORKING         has the meaning ascribed to it in
CAPITAL AMOUNT"                        Clause 3A.1.1;

"FINAL WORKING CAPITAL STATEMENT"      has the meaning ascribed to it in
                                       Clause 3A.1.1.

"FORMER PROPERTY"                      any real estate that was owned by any

                                       member of the Group prior to the date
                                       hereof;

"GPI DEED OF UNDERTAKING"              the GPI deed of undertaking to be
                                       signed at or prior to Completion by
                                       GP Industries Limited (a company
                                       incorporated in Singapore with
                                       limited liability) and Mr. Lo in
                                       favour of the Purchaser, in the form
                                       set out in Schedule 12;

"GROUP"                                the Company, the Subsidiaries, LTK
                                       Japan, LTK Taiwan and LTK Newco
                                       International, and the expression
                                       "MEMBER(S) OF THE GROUP" shall be
                                       construed accordingly;

"GUARANTEED PURCHASER OBLIGATIONS"     has the meaning ascribed to it in
                                       Clause 16;

"GUARANTEED VENDOR OBLIGATIONS"        has the meaning ascribed to it in
                                       Clause 15;

"HAZARDOUS ACTIVITY"                   the distribution, generation,
                                       handling, importing, management,
                                       manufacturing, processing,
                                       production, refinement, Release,
                                       storage, transfer, transportation,
                                       treatment or use (including any
                                       withdrawal or other use of
                                       groundwater) of Hazardous Materials
                                       in, on, under, about or from any of
                                       the Properties or Former Properties
                                       or any part thereof into the
                                       Environment, and any other act,
                                       business, operation or thing that
                                       increases the danger, or risk of
                                       danger, or poses an unreasonable risk
                                       of harm to individuals or property on
                                       or off the Properties or Former
                                       Properties, or that may affect the
                                       value of any of the Properties or
                                       Former Properties;

"HAZARDOUS MATERIAL"                   any waste or other substance that is
                                       listed, defined, designated or
                                       classified as, or otherwise
                                       determined to be, hazardous,
                                       radioactive or toxic or a pollutant
                                       or a contaminant under any
                                       Environmental Law, including any
                                       admixture or solution thereof, and
                                       specifically including petroleum and
                                       all derivatives thereof or synthetic
                                       substitutes therefor and asbestos,
                                       lead or lead-containing or
                                       asbestos-containing materials;

"HK TRADEMARKS"                        the trademarks registered in Hong
                                       Kong, particulars of which are set
                                       out in Part I of Schedule 4;

"HK TRADEMARKS ASSIGNMENT"             the deed of assignment in
                                       substantially the form as set out in
                                       Schedule 13 to be entered into
                                       between the Vendor as assignor and
                                       the Company as assignee in relation
                                       to the assignment of the HK
                                       Trademarks;

"HONG KONG"                            the Hong Kong Special Administrative
                                       Region of the PRC;

"HUIZHOU 1"                            LTK Electric Wire (Huizhou) Limited
                                       (Chinese Characters), a WFOE
                                       established in the PRC, particulars
                                       of which are set out in Part I of
                                       Schedule 2;

"HUIZHOU 2"                            Huizhou LTK Electronic Cable Limited
                                       (Chinese Characters), a WFOE
                                       established in the PRC, particulars
                                       of which are set out in Part II of
                                       Schedule 2;

"HUIZHOU 3"                            LTK Cable (Huizhou) Limited
                                       (Chinese Characters), a WFOE
                                       established in the PRC, particulars
                                       of which are set out in Part III of
                                       Schedule 2;

"INTELLECTUAL PROPERTY"                patents, trademarks, service marks,
                                       trade names, registered designs,
                                       designs, copyrights and other forms
                                       of intellectual or industrial
                                       property (in each case in any part of
                                       the world and whether or not
                                       registered or registrable and for the
                                       full period thereof and all
                                       extensions and renewals thereof and
                                       applications for registration of or
                                       otherwise in connection with the
                                       foregoing), know-how, inventions,
                                       formulae, confidential or secret
                                       processes and information, computer
                                       programs and software, and any other
                                       protected rights and assets, and any
                                       licences and permissions in
                                       connection therewith;

"INTERNATIONAL/MACAO/US PAYABLES"      the accounts payable of LTK
                                       International, LTK Macao and LTK US
                                       that are attributable to the business
                                       of the Group;

"INTERNATIONAL/MACAO/US RECEIVABLES"   the accounts receivable of LTK
                                       International, LTK Macao and LTK US

                                       that are attributable to the business
                                       of the Group;

"JAPAN SHARES"                         has the meaning ascribed to it in
                                       Clause 2.1;

"LEASES"                               all the leases, sub-leases, tenancy
                                       agreements, sub-tenancy agreements,
                                       licences or other documents
                                       (including without limitation any
                                       options for extension relating
                                       thereto) granted or agreed to be
                                       granted to any member of the Group or
                                       pursuant to which any member of the
                                       Group holds or occupies any Leased
                                       Property;

"LEASED PROPERTIES"                    the real properties leased by the
                                       Group, particulars of which are set
                                       out in Part II of Schedule 3;

"LIABILITY"                            liabilities or obligations of any
                                       nature (including, for the sake of
                                       clarity, violations or alleged
                                       violations of any law, rule or
                                       regulation), whether known or
                                       unknown, whether absolute, accrued,
                                       contingent, choate, inchoate or
                                       otherwise, whether due or to become
                                       due, and whether or not required to
                                       be reflected on a balance sheet;

"LONG SERVICE EMPLOYEE LIABILITY"      Liability for statutory long service
                                       payment and severance payments,
                                       redundancy payments and other similar
                                       payments with respect to (a)
                                       employees of the Group previously
                                       employed by the Vendor and its
                                       Associates whose employment was
                                       transferred to the Group prior to the
                                       Completion Date with the consent of
                                       the Purchaser, and (b) the other
                                       employees of the Group at the
                                       Completion Date, in each of (a) and
                                       (b) to the extent attributable to
                                       employment by the Vendor or its
                                       Associates prior to the Completion
                                       Date;

"LTK DALIAN"                           Dalian LTK Electric Wire Limited
                                       (Chinese Characters), a company
                                       incorporated in the PRC, particulars
                                       of which are set out in Part V of
                                       Schedule 2;

"LTK INTERNATIONAL"                    LTK International Limited, a limited
                                       liability company incorporated under
                                       the

                                       laws of Hong Kong and a wholly-owned
                                       subsidiary of the Vendor;

"LTK JAPAN"                            LTK Technologies Co., Limited, a
                                       stock company incorporated in Japan,
                                       particulars of which are set out in
                                       Part I of Schedule 6;

"LTK MACAO"                            LTK Macao Commercial Offshore
                                       Limited, a limited liability company
                                       incorporated under the laws of Macao
                                       and a wholly-owned subsidiary of LTK
                                       International;

"LTK NEWCO INTERNATIONAL"              Genuine Care Limited, a limited
                                       liability company incorporated under
                                       the laws of Hong Kong, particulars of
                                       which are set out in Part III of
                                       Schedule 6, which is proposed to be
                                       renamed Linkz International Limited
                                       before Completion and then renamed
                                       LTK International Limited after
                                       Completion;

"LTK TAIWAN"                           LTK Cable Technology Limited, a
                                       limited liability company
                                       incorporated in Taiwan, particulars
                                       of which are set out in Part II of
                                       Schedule 6;

"LTK SHANGHAI"                         Shanghai LTK Electronic Cables
                                       Limited (Chinese Characters),
                                       an enterprise established in the PRC,
                                       particulars of which are set out in
                                       Part IV of Schedule 2;

"LTK SHANGHAI PUT OPTION"              has the meaning ascribed to it in
                                       Clause 8.6;

"LTK SHANGHAI PUT EXPIRATION DATE"     the earlier of (a) three years after
                                       the Completion Date or (b) two months
                                       after the Group has completed its
                                       relocation out of the LTK Shanghai
                                       facility at 5661 Cao An Road, Anting
                                       Town, Jiading District, Shanghai;

"LTK US"                               LTK Cable Technology, Inc., a
                                       corporation incorporated under the
                                       laws of California, United States,
                                       and a wholly-owned subsidiary of LTK
                                       International;

"LTK WIRING TRANSFER AGREEMENT"        the transfer agreement to be entered
                                       into between the Company as
                                       transferor and the Vendor, providing
                                       for the transfer at or before
                                       Completion of the accounts
                                       receivable/accounts payable of the

                                       Company that are not attributable to
                                       the business of the Group, in the
                                       form to be mutually agreed upon
                                       between the Vendor and the Purchaser
                                       before Completion;

"MATERIAL ADVERSE EFFECT"              any fact, event or development that,
                                       individually or when taken together
                                       with any other fact, event, or
                                       development, has or could reasonably
                                       be expected to have a material
                                       adverse effect on the business (as
                                       currently conducted or contemplated
                                       to be conducted immediately after
                                       Completion), operations (including
                                       but not limited to results of
                                       operation), financial conditions,
                                       assets or liabilities of (a) any
                                       member of the Group if the impact on
                                       such member of the Group could
                                       reasonably be expected to be not less
                                       than US$2,000,000, or (b) the Group
                                       as a whole;

"MINORITY INTEREST ACQUISITIONS"       has the meaning ascribed to it in
                                       Clause 6.4;

"MPFS ORDINANCE"                       the Mandatory Provident Fund Schemes
                                       Ordinance (Chapter 485 of the Laws of
                                       Hong Kong);

"NEGATIVE WORKING CAPITAL ADJUSTMENT   has the meaning ascribed to it in
AMOUNT"                                Clause 3A.1.1;

"NET WORTH"                            the excess, on a fair value basis, of
                                       the tangible assets over the
                                       liabilities (including contingent
                                       liabilities) of the Vendor or Mr. Lo,
                                       as the case may be, as measured at
                                       any given date; provided that, in the
                                       case of Mr. Lo, such contingent
                                       liabilities shall exclude, with
                                       respect to his contingent liability
                                       under each personal guaranty he has
                                       provided that guarantees debt of a
                                       company in which he owns an equity
                                       interest that is counted as an asset
                                       in measuring his Net Worth, the
                                       amount of such company debt
                                       multiplied by his percentage equity
                                       interest in such company, up to but
                                       not exceeding the amount of his
                                       contingent liability under such
                                       personal guaranty;

"NEWCO SHARES"                         has the meaning ascribed to it in
                                       Clause 2.1;

"OCCUPATIONAL SAFETY AND HEALTH LAW"   any applicable law, as presently
                                       enacted or as modified or enacted in
                                       the future, designed to provide safe
                                       and healthful working conditions and
                                       to reduce occupational safety and
                                       health hazards, and any program,
                                       whether governmental or private (such
                                       as those promulgated or sponsored by
                                       industry associations and insurance
                                       companies), designed to provide safe
                                       and healthful working conditions;

"OCCURRENCE"                           an event, incident, accident or
                                       condition, including without
                                       limitation any which results from an
                                       act or omission (including without
                                       limitation the sale of products and
                                       continuous or repeated exposure to
                                       conditions which result in bodily
                                       injury, death or damage of any kind);

"ORDER"                                any order, injunction, judgment,
                                       decree, ruling, assessment or
                                       arbitration award of any relevant
                                       governmental body or arbitrator, and
                                       any contract with any relevant
                                       governmental body relating to
                                       compliance with law;

"OWNED PROPERTIES"                     the real properties owned by the
                                       Group, particulars of which are set
                                       out in Part I of Schedule 3;

"PARTIES"                              the named parties to this Agreement
                                       and their respective successors and
                                       permitted assigns; each of them a
                                       "PARTY";

"PAYABLES/RECEIVABLES TRANSFER         the transfer agreement to be entered
AGREEMENT"                             into amongst LTK International, LTK
                                       Macao and LTK US as transferors and
                                       LTK Newco International as
                                       transferee, providing for the
                                       transfer of the
                                       International/Macao/US Payables and
                                       the International/Macao/US
                                       Receivables to LTK Newco
                                       International at or before Completion
                                       pursuant to this Agreement in the
                                       form to be mutually agreed upon
                                       between the Vendor and the Purchaser
                                       before Completion;

"PERSON"                               an individual or an entity, including
                                       a corporation, share company, limited

                                       liability company, partnership,
                                       trust, association, governmental body
                                       or any other body with legal
                                       personality separate from its equity
                                       holders or members;

"PERSONAL FINANCIAL STATEMENT"         a personal financial statement of Mr.
                                       Lo which shows, on a fair value
                                       basis, all of the assets and
                                       liabilities (including contingent
                                       liabilities) of Mr. Lo and Mr. Lo's
                                       Net Worth as of the stated date,
                                       which Personal Financial Statement
                                       shall be accompanied by a compilation
                                       or review report of an independent
                                       external accounting firm acceptable
                                       to the Purchaser;

"POSITIVE WORKING CAPITAL ADJUSTMENT   has the meaning ascribed to it in
AMOUNT"                                Clause 3A.1.1;

"PRC"                                  the People's Republic of China but
                                       excluding, for the purposes of this
                                       Agreement, Hong Kong, Macau Special
                                       Administrative Region and Taiwan;

"PRE-COMPLETION OBLIGATIONS"           has the meaning ascribed to it in
                                       Clause 5.2.1.3;

"PRELIMINARY WORKING CAPITAL           has the meaning ascribed to it in
STATEMENT"                             Clause 3A.1.1;

"PROCEEDING"                           any action, arbitration, audit,
                                       examination, investigation, hearing,
                                       litigation or suit (whether civil,
                                       criminal, administrative, judicial or
                                       investigative, whether formal or
                                       informal, and whether public or
                                       private) commenced, brought,
                                       conducted or heard by or before, or
                                       otherwise involving, any relevant
                                       governmental body or arbitrator;

"PROPERTIES"                           the Owned Properties and the Leased
                                       Properties;

"PURCHASER'S LETTER"                   has the meaning ascribed to it in
                                       Clause 3A.1.1;

"PURCHASER'S SOLICITORS"               Troutman Sanders of Suite 3403, Two
                                       Exchange Square, 8 Connaught Place,
                                       Central, Hong Kong;

"RELEASE"                              any release, spill, emission,
                                       leaking,

                                       pumping, pouring, dumping, emptying,
                                       injection, deposit, disposal,
                                       discharge, dispersal, leaching or
                                       migration on or into the Environment,
                                       or into or out of any property;

"RELEVANT CLAIM"                       has the meaning ascribed to it in
                                       Clause 17.1;

"REPRESENTATIVE OFFICES"               the representative offices and
                                       branches of members of the Group
                                       which are situate in the PRC,
                                       particulars of which are set out in
                                       Part VIII of Schedule 2;

"RESTRICTED PERSONS"                   has the meaning ascribed to it in
                                       Clause 8.1;

"RETAINED CONSIDERATION"               has the meaning ascribed to it in
                                       Clause 3.2.1;

"SAFETY MARKS"                         the safety marks granted to the
                                       Vendor, particulars of which are set
                                       out in Part II of Schedule 3;

"SAFETY MARKS ASSIGNMENT"              the deed of assignment in
                                       substantially the form as set out in
                                       Schedule 14 to be entered into
                                       between the Vendor as assignor and
                                       the Company as assignee in relation
                                       to the assignment of the Safety Marks;

"SALE SHARES"                          2,000,000 ordinary shares of HK$1.00
                                       each in the share capital of the
                                       Company, representing the entire
                                       issued share capital of the Company;

"SEGREGATION"                          has the meaning ascribed to it in
                                       Clause 6.5;

"SHARES"                               the Sale Shares, the Japan Shares,
                                       the Taiwan Shares and the Newco
                                       Shares;

"STRATEGIC SUPPLY AGREEMENT"           the supply contract to be entered
                                       into amongst the Vendor, Time
                                       Interconnect Limited, Huizhou 1 and
                                       the Purchaser [list other parties to
                                       this contract] at Completion pursuant
                                       to this Agreement substantially in
                                       the form set out in Schedule 8;

"SUBSIDIARIES"                         Huizhou 1, Huizhou 2, Huizhou 3, LTK
                                       Dalian, LTK Shanghai, Suzhou 1 and
                                       Suzhou 2, each of which is a
                                       subsidiary of the Company;

"SUZHOU 1"                             LTK Industries (Suzhou) Limited
                                       (Chinese Characters), a WFOE
                                       established  in the PRC, particulars
                                       of which are set out in Part VI of
                                       Schedule 2;

"SUZHOU 2"                             LTK Electronic Cables (Suzhou)
                                       Limited (Chinese Characters), a
                                       WFOE established in the PRC,
                                       particulars of which are set out in
                                       Part VII of Schedule 2;

"TAIWAN SHARES"                        has the meaning ascribed to it in
                                       Clause

                                       2.1;

"TAXES" OR "TAX"                       any form of taxation, levy, duty,
                                       charge, customs, tariff,
                                       contribution, withholding or impost
                                       of whatever nature (including any
                                       related fine, penalty, additional
                                       tax, surcharge or interest) imposed,
                                       collected or assessed by, or payable
                                       to, any government, state or
                                       municipality or any local, state,
                                       federal or other authority, body or
                                       official anywhere in the world
                                       exercising a fiscal, revenue, customs
                                       or excise function;

"TRANSITIONAL SERVICE AGREEMENT"       the transitional service agreement to
                                       be entered into between the Vendor
                                       and the Purchaser at Completion
                                       pursuant to this Agreement
                                       substantially in the form set out in
                                       Schedule 7;

"UNITED STATES"                        the United States of America;

"UNUSED CAPITAL EXPENDITURE AMOUNT"    the difference between US$1,700,000
                                       and the Capital Expenditure Amount;

"VENDOR FINANCIAL STATEMENT"           a financial statement of the Vendor
                                       which shows, on a fair value basis,
                                       all of the assets and liabilities
                                       (including contingent liabilities)
                                       and the Vendor's Net Worth as of the
                                       stated date, as well as a profit and
                                       loss statement for the period then
                                       ended, which Vendor Financial
                                       Statement is, if the stated date is
                                       June 30 and for a period of 12 months
                                       ended June 30, audited by an
                                       independent external accounting firm
                                       acceptable to the Purchaser and
                                       accompanied by an audit report of
                                       such firm;

"VENDOR'S LETTER"                      has the meaning ascribed to it in
                                       Clause 3A.1.1;

"VENDOR NON-PAYMENT EVENT"             has the meaning ascribed to it in
                                       Clause 15.1;

"VENDOR'S SOLICITORS"                  Sidley Austin of Level 39, Two
                                       International Finance Centre, 8
                                       Finance Street, Central, Hong Kong;

"WFOE"                                 wholly foreign-owned enterprise with

                                       limited liability;

"WARRANTIES"                           the representations, warranties and
                                       undertakings of the Vendor contained
                                       or referred to in Clause 7 and
                                       Schedule 5, respectively, which form
                                       an integral part of and are
                                       incorporated into this Agreement;

"WARRANTY BASKET"                      has the meaning ascribed to it in
                                       Clause 9.6;

"WORKING CAPITAL PAYMENT"              has the meaning ascribed to it in
                                       Clause 3A.1.1;

"HK$"                                  Hong Kong dollars, the lawful
                                       currency of Hong Kong;

"NTD"                                  Taiwan dollars, the lawful currency
                                       of the Republic of China (Taiwan);

"JPY"                                  Japanese yen, the lawful currency of
                                       Japan;

"US$"                                  United States dollars, the lawful
                                       currency of the United States of
                                       America; and

"%"                                    per cent.

1.2 Save as otherwise defined herein or where the context clearly otherwise requires, words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to Recitals, Clauses and Schedules are to recitals, clauses in and schedules to this Agreement. The Recitals and Schedules to this Agreement shall be deemed to form an integral part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 Each of the expressions "the Vendor", "the Purchaser", "Mr. Lo" and "Belden CDT" shall, where the context permits, includes their respective personal representatives, successors, heirs, beneficiaries, sureties and permitted assigns.

1.7 References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.8 The masculine gender shall include the feminine and neuter; words denoting the singular shall include the plural and vice versa; the word "or" shall not be interpreted as exclusive.

1.9 A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the Vendor and the Purchaser respectively and a copy of which has been signed for the purposes of identification by or on behalf of the Vendor and the Purchaser respectively.

1.10 In construing this Agreement:

     1.10.1 the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

     1.10.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.11 A reference to "evidence reasonably satisfactory to the Purchaser" means such reasonable evidence as specifically requested by, and provided to, the Purchaser prior to Completion and confirmed by the Purchaser not less than two Business Days prior to Completion (or such other date as the Parties may agree in writing) to be satisfactory.

1.12 Save as otherwise defined herein or where the context clearly otherwise requires, "including" shall mean "including without limitation".

2.   SALE OF SALE SHARES

2.1 Subject to the terms and conditions of this Agreement, at Completion, the Vendor shall (i) sell, assign, transfer and deliver as legal and beneficial owner, and the Purchaser shall purchase (by itself or through its wholly-owned subsidiary or other Associate as it may designate), all of the Sale Shares, and (ii) procure (either itself or through its Associates or, with respect to LTK Taiwan, certain individuals) the sale, assignment, transfer and delivery of, and the Purchaser shall purchase (by itself of through its wholly-owned subsidiary or other Associate as it may designate), all of the issued and outstanding share capital of each of LTK Japan (the "JAPAN SHARES"), LTK Taiwan (the "TAIWAN SHARES") and LTK Newco International (the "NEWCO SHARES"). The sale, assignment, transfer and delivery of the Shares shall include all rights now or hereafter attaching to them, including but not limited to all rights to any dividend or other distribution declared, made, paid or payable after the Completion Date, free and clear from any and all Encumbrances.

2.2 The Purchaser and the Vendor shall not be bound to complete the purchase and sale of any of the Shares unless the purchase and sale of all the Sale Shares, the Japan Shares, the Taiwan Shares and the Newco Shares are completed contemporaneously.

3.   CONSIDERATION

3.1 The Purchaser agrees to pay to the Vendor, at Completion, an aggregate purchase price of US$194,700,000 (the "CONSIDERATION") in full consideration of the purchase of the Sale Shares, the Japan Shares, the Taiwan Shares and the Newco Shares by the Purchaser. The Parties agree that the portion of the Consideration allocable to the Japan Shares, the Taiwan Shares and the Newco Shares shall be based on the net book value of LTK Japan, LTK Taiwan and LTK Newco International, respectively, on the date of this Agreement, as such allocation may be subsequently modified by mutual agreement of the Purchaser and the Vendor prior to Completion.

3.2 At Completion, the Purchaser shall pay the Consideration (and with respect to Clause 3.2.2 the Vendor shall apply the Consideration) in the following manner:

     3.2.1 an amount equal to the sum of 5% of the Consideration (being US$9,735,000) (the "RETAINED CONSIDERATION") shall be paid to Citibank N.A. (Hong Kong Branch) acting as escrow agent (the "ESCROW AGENT"), by way of a delivery or deposit of bankers' draft or wire transfer of immediately available funds (as Purchaser may elect) into an escrow account to be held and administered by the Escrow Agent (the "ESCROW ACCOUNT"), with the Escrow Agent to retain the Retained Consideration in escrow in accordance with the terms of the Escrow Agreement;

     3.2.2 an amount equal to the Bank Debt Payoff Amount shall be paid by way of wire transfer of immediately available funds to such bank account as the Vendor may specify in writing to the Purchaser (such notification by the Vendor of such bank account to be given at least 2 Business Days prior to the Completion Date), and the Vendor shall procure that such monies are immediately applied to pay off and discharge all Bank Debt in full; and

     3.2.3 upon the presentation of to the Purchaser of the Bank Debt Payoff Evidence, the remainder of the Consideration (after subtraction of the Retained Consideration and the Bank Debt Payoff Amount) shall be paid by way of (i) bankers' drafts drawn on a licensed bank in Hong Kong in favour of the Vendor or (ii) wire transfer of immediately available funds to such bank account as the Vendor may specify in writing to the Purchaser at least 2 Business Days prior to the Completion Date (such notification by the Vendor of such bank account to be given at least 2 Business Days prior to the Completion Date).

3A.  POST-COMPLETION PAYMENTS

     3A.1 The Parties agree to the following post-Completion Payments:

          3A.1.1 Within five (5) Business Days following the date on which the Final Completion Date Working Capital Amount (as defined below) is determined pursuant to this Clause 3A.1.1, the Purchaser shall pay to the Vendor the Positive Working Capital Adjustment Amount or the Vendor shall pay to the Purchaser the Negative Working Capital Adjustment Amount (the "WORKING CAPITAL PAYMENT"). The Working Capital Payment means the amount by which the Final Completion Date Working Capital Amount, determined below, is more (a "POSITIVE WORKING CAPITAL ADJUSTMENT AMOUNT") or less (a "NEGATIVE WORKING CAPITAL ADJUSTMENT AMOUNT") than US$25,187,000, being the working capital amount of the Group, the International/Macao/US Receivables and the International/Macao/US Payables as shown on the working capital reconciliation statement which is attached as Schedule 17 ("2006 INITIAL WORKING CAPITAL STATEMENT"). The Purchaser shall prepare and deliver to the Vendor within 60 days after the Completion Date, a working capital statement reflecting the working capital amount of the Group, the International/Macao/US Receivables and the International/Macao/US Payables on the Completion Date (the "PRELIMINARY WORKING CAPITAL STATEMENT").

               (a) The Preliminary Working Capital Statement and the Final Working Capital Statement shall be prepared in accordance with the Vendor's normal accounting principles, practices and procedures which are the same as or consistent with those employed in the preparation of the 2006 Initial Working Capital Statement and shall also include the relevant adjustments for the period from 1 July 2006 to the Completion Date which are prepared the same as or consistent with the adjustments reflected on the 2006 Initial Working Capital Statement.

               (b) Notwithstanding anything to the contrary in paragraph (a) above, the Preliminary Working Capital Statement and the Final Working Capital Statement shall be prepared using Hong Kong generally accepted accounting principles, consistently applied, but subject to the following specific accounting rules:

                    (i) A physical count of all inventories will be taken at or near the close of business on the Completion Date. Any shrinkage will reduce the amount of inventory set out on the Preliminary Working Capital Statement and Final Working Capital Statement. Similarly, any overage will increase the amount of inventory set out on such statement. With respect to the Preliminary Working Capital Statement and the Final Working Capital Statement, the valuation of inventory shall be based on the lower of cost, using the First-In-First-Out (FIFO) method of accounting, or market value consistent with the procedures used in preparing the 2006 Initial Working Capital Statement.

                    (ii) The Preliminary Working Capital Statement and the Final
                         Working Capital Statement will not include any (A) intercompany amounts, (B) Bank Debt (which the Vendor will pay off and discharged in full out of the Consideration pursuant to Clause 3.2.2), or (C) any amounts expended by the Group on capital expenditures between 1 October 2006 and the Completion Date which are unpaid (i.e. represented by accounts payable) at Completion, up to (but not in excess of) the Unused Capital Expenditure Amount.

                    (iii) For purposes of this Clause 3A.1.1, "working capital of the Group" shall mean current assets (excluding cash) minus current liabilities of the Group.

               The Vendor will have 30 days following receipt of the Preliminary Working Capital Statement from the Purchaser to review the working capital statement and to determine if in the Vendor's sole judgment it has been prepared in accordance with this Clause 3A.1.1. If in the Vendor's judgment adjustments are necessary for the Preliminary Working Capital Statement to be so prepared, the Vendor, within the 30 day period, shall notify the Purchaser in writing of its proposed adjustments, including the amount, nature and basis for the adjustments ("VENDOR'S LETTER"). The Vendor may have the Auditors assist it in reviewing the Preliminary Working Capital Statement. Should the Purchaser not receive the Vendor's Letter within the 30 day period, the Preliminary Working Capital Statement prepared by the Purchaser shall be considered the Final Working Capital Statement.

               The Purchaser will then have 30 days following receipt of the Vendor's proposed adjustments, if any, to review them. Within the 30-day period, the Purchaser shall notify the Vendor in writing of the Purchaser's position with respect to each of the Vendor's proposed adjustments (the "PURCHASER'S LETTER"). Should the Vendor not receive the Purchaser's Letter within the 30 day period, the Preliminary Working Capital Statement prepared by the Purchaser as adjusted by the Vendor's Letter shall be considered the Final Working Capital Statement. As soon as practicable after the response from the Vendor, the Parties shall confer and endeavor to resolve the adjustments, if any, which are in dispute. If the Parties do not confer or are unable to resolve to their mutual satisfaction all of the proposed adjustments after a conference to resolve the Vendor's proposed adjustments, then within the 30 days following the delivery of the Vendor's Letter or their conference, whichever is later, the Parties shall jointly engage PricewaterhouseCoopers to act as the arbitrator (the "ARBITRATOR"), which shall resolve (and confine itself to) the unresolved adjustments, in accordance with the procedure set out in Clause 3A.1.3.

               In preparing and reviewing the Preliminary Working Capital Statement and in conducting the reviews by either the Purchaser or the Vendor and the Arbitrator, each Party will grant the other and the Arbitrator all reasonable access to the records of the Group and any workpapers, including auditor workpapers, prepared with respect to the Preliminary Working Capital Statement. The Preliminary Working Capital Statement prepared by the Purchaser will be modified by any adjustments agreed by the Parties pursuant to this Clause 3A.1.1 and, if applicable, by the determination of the Arbitrator. The Preliminary Working Capital Statement after such adjustments will become the Final Working Capital Statement. The working capital amount as reflected on Final Working Capital Statement is the "FINAL COMPLETION DATE WORKING CAPITAL AMOUNT."

               If it is determined that the Vendor owes a Negative Balance Sheet Adjustment Amount, the Vendor shall pay such amount to the Purchaser within five (5) Business Days from the date on which such amount is determined pursuant to this Clause

               3A.1.1. If it is determined that the Purchaser owes the Vendor a Positive Balance Sheet Adjustment Amount, the Purchaser shall pay such amount to the Vendor within five (5) Business Days from the date on which such amount is determined pursuant to this Clause 3A.1.1.

          3A.1.2 In the event the Arbitrator is engaged to resolve the Final
               Completion Date Working Capital Amount pursuant to Clause 3A.1.1 above, such Arbitrator shall be furnished with a copy of this Agreement, the Preliminary Working Capital Statement, the Vendor's Letter and the Purchaser's Letter. Each Party shall have the right, at the same time, to submit supporting or explanatory material to the Arbitrator, and to the other Parties, copies of which shall be provided to the other Parties. The Arbitrator shall have forty-five (45) days to review this material and such other information as it deems appropriate. Within the 45-day period, the Arbitrator will furnish the Purchaser and the Vendor with its written determination regarding the dispute submitted for arbitration. The arbitration shall be conducted in English in Hong Kong.

               The Arbitrator, in reaching a decision, shall provide a written explanation of its conclusions to each Party, and its determination shall be conclusive and binding upon the Parties. The submission of a dispute to the Arbitrator and the rendering of its decision shall be a condition precedent to either Party's commencing legal action to pursue any claim arising under this Clause 3A.1. The award or decision of the Arbitrator shall be deemed final and binding, and may be entered and enforced in any court of competent jurisdiction. Notwithstanding any contrary provisions in this Agreement, the Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fee and expenses of the Arbitrator shall be borne equally by the Vendor and the Purchaser.

               Clause 13 shall apply to all communications made under this Clause 3A.1.

          3A.1.3 Within thirty (30) days after the Completion Date, the Vendor shall provide to the Purchaser written evidence of the Capital Expenditure Amount. If such evidence is reasonably satisfactory to it, the Purchaser shall pay such amount (but in no event to exceed US$1,700,000) to the Vendor within five (5) Business Days from the date of receipt of such evidence.

4.   CONDITIONS TO COMPLETION

4.1 Subject to Clause 4.2, the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or at Completion, of each of the following conditions (and the Purchaser shall upon its request have been provided evidence acceptable to the Purchaser of such satisfaction):

     4.1.1 the obtaining of a legal opinion from the Purchaser's PRC counsel, at the cost and expense of the Vendor up to US$4000 (with any excess cost and expense to be paid by the Purchaser) in substantially the form as set out in Schedule 20;

     4.1.2 the Warranties remaining true and accurate and not misleading as at the date of this Agreement and as at the Completion Date in all material respects (except for those that are already qualified as to a materiality standard in which case they shall be true and accurate and not misleading as of such dates);

     4.1.3 the Vendor having complied with all pre-Completion obligations specified in Clauses 6.4 through 6.13 (and in the remainder of Clause
          6), and otherwise having performed all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date;

     4.1.4 all necessary consents, approvals, permits, licences and waivers required to be given by third parties to the Vendor for the consummation by the Vendor of the transactions contemplated under this Agreement having been granted (including without limitation any relevant governmental or official authorities), and being in full force and effect, for the sale and purchase of the Shares;

     4.1.5 no statute, suit, proceeding, order or regulation which would or could reasonably be expected to prohibit or restrict the sale and purchase of any of the Shares, the consummation of the transactions contemplated under this Agreement or the operation of the business of any member of the Group after Completion as presently conducted having been in effect or taken by, or being threatened or pending before, any relevant governmental or official authority;

     4.1.6 the due execution and delivery by the Vendor, its Associates, Mr. Lo and/or GP Industries Limited to the Purchaser of each of (a) the Transitional Service Agreement; (b) the Strategic Supply Agreement;
          (c) the Deed of Taxation Indemnity; (d) the HK Trademarks Assignment;
          (e) the Safety Marks Assignment; (f) the Domain Names Assignment; (g) the GPI Deed of Undertaking; (h) the Payables/Receivables Transfer Agreement; (i) the LTK Wiring Transfer Agreement; and (j) the Completion certificate referenced in Clause 5.2.1.3;

     4.1.7 delivery to the Purchaser of evidence reasonably acceptable to the Purchaser of (a) the Bank Debt and the Bank Debt Payoff Amount, including without limitation written confirmation from the relevant lenders that none of such Bank Debt is secured by any Encumbrances on any assets of the Group or any shares of any member of the Group, which written confirmation shall be of a date no more than five (5) Business Days before the Completion Date, (b) payment of the fees of the Purchaser's Solicitors to the extent required by Clause 4.1.1, (c) LTK Newco International having no liabilities at Completion beyond the International/Macao/US Payables, (d) completion of the Segregations and (e) the landlord of the Leased Property currently leased by LTK Dalian having entered into a new lease with LTK Dalian for a term of not less than five years commencing from 1 January 2007 at a rent and on terms as are reasonably acceptable to the Purchaser (including registration of such lease with and obtaining building and other permits from PRC government authorities);

     4.1.8 no Material Adverse Effect having occurred between the date of this Agreement and Completion;

     4.1.9 all actions to be taken by the Vendor in connection with consummation of the transactions contemplated hereunder and all certificates, opinions, instruments, evidence and other documents required to effect the transactions contemplated hereunder being satisfactory in form and substance to the Purchaser;

     4.1.10 on the Completion Date, there is not existing any damage to or destruction of any parts of the business of any member of the Group that, individually or in the aggregate, would materially impair the use or occupancy of the assets or operation of the business of any member of the Group; and

     4.1.11 the Purchaser having found acceptable, in its absolute discretion,
          (a) any updates to the Disclosure Letter made by the Vendor pursuant to Clause 6.14 and (b) any breach, non-compliance or untruth of or regarding the Warranties, obligations, covenants or agreements of the Vendor that are noted in the Completion certificate delivered to the Purchaser pursuant to Clause 5.2.1.3.

4.2 The Purchaser may, in its absolute discretion, waive all or any of the Conditions applicable to it as set out in Clause 4.1 at any time by specific notice in writing to such effect to the Vendor's Solicitors, in which event the Vendor shall not be liable to the Purchaser for any breach of Warranties and/or Pre-Completion Obligations to the extent (and only to the extent) such breach relates to such specifically waived Conditions including through the Vendor's associated indemnity obligations with respect to Clauses 9.1.1 and 9.1.2.

4.3 The obligation of the Vendor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or at Completion, of the conditions that (a) the representations and warranties set out in Schedule 18 remain true and accurate and not misleading as at the date of this Agreement and as at the Completion Date in all material respects (except for those that are already qualified as to a materiality standard in which case they shall be true and accurate and not misleading as of such dates), and (b) the Purchaser having performed all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date; provided that the Vendor may, in its absolute discretion, waive either or both such conditions at any time by specific notice in writing to such effect to the Purchaser's Solicitors, in which event the Purchaser shall not be liable to the Vendor for any breach of such representations and warranties and/or covenants and agreements (as the case may be), including through the Purchaser's associated indemnity obligations with respect to Clauses 9.3.1 and 9.3.2.

4.4 The Purchaser shall use its best endeavours to procure the fulfilment of the Conditions set out in Clauses 4.1.1 (unless waived by the Purchaser pursuant to Clause 4.2) and 4.3 (unless waived by the Vendor pursuant to Clause 4.3) prior to the date specified in Clause 4.5. The Vendor shall use its best endeavours to procure the fulfilment of the Conditions set out in Clauses 4.1.2, 4.1.3, 4.1.4, 4.1.6, 4.1.7, 4.1.9 and 4.1.10 (unless waived by the Purchaser pursuant to Clause 4.2) prior to the date specified in Clause 4.5.

4.5 Save as otherwise stated, if the conditions set out in Clauses 4.1 and 4.3 shall not have been fulfilled or waived by 5:00 p.m. (Hong Kong time) on the date falling three (3) months after the date of this Agreement or such later date as the Parties may agree in writing, this Agreement and everything herein contained shall, subject to the Liability of any Party to the other in respect of any antecedent breaches of this Agreement and subject to the Vendor's and the Purchaser's respective Liability for any breach of Clause 4.3, be null and void and of no effect, except Clauses 1, 10,11,12 (other than Clause 12.3), 13 and 14 which shall remain in full force and effect.

5.   COMPLETION

5.1 Subject to the terms and provisions of this Agreement, the sale and purchase of the Shares shall take place contemporaneously at a completion (the "COMPLETION") to be held at the offices of the Purchaser's Solicitors on the 5th Business Day immediately following the day on which all conditions to the obligations of the Purchaser set forth in Clause 4.1 (the "COMPLETION DATE") are satisfied or waived, but in any event not later than 7 May 2007, or at such other place or at such other time or on such other date as the Purchaser and Vendor may mutually agree upon in writing.

5.2  At Completion, the Vendor shall:

     5.2.1 deliver or procure to be delivered to the Purchaser:

          5.2.1.1 evidence or latest respective registers of:

               (i) the Company confirming that the Sale Shares represent the entire issued share capital of the Company; and

               (ii) LTK Japan, LTK Taiwan and LTK Newco International confirming that the Japan Shares, the Taiwan Shares and the Newco Shares represent the respective entire issued share capital of LTK Japan, LTK Taiwan and LTK Newco International,

               together with (a) the transfer forms comprising instruments of transfer and bought and sold notes of the Sale Shares duly executed by the Vendor in favour of the Purchaser or such other Person(s) as it may direct together with related share certificates; (b) the transfer forms or other documents to the same effect of the Japan Shares duly executed by LTK International in favour of the Purchaser or such other Person(s) as it may direct together with related share certificates as specified in Schedule 21; (c) the transfer forms or other documents to the same effect of the Taiwan Shares duly executed by the transferors thereof in favour of the Purchaser or such other Person(s) as it may direct together with related share certificates duly endorsed by the transferors, the notification regarding the share transfer to LTK Taiwan, and the required documents, approvals, and taxes under the relevant laws and regulations of Taiwan, Republic of China; and (d) the transfer forms or other documents to the same effect of the Newco Shares duly executed by LTK International in favour of the Purchaser or such other Person(s) as it may direct together with related share certificates;

          5.2.1.2 a cheque drawn in favour of the Government of the Hong Kong Special Administrative Region in such amounts sufficient for the purpose settling one-half of stamp duties in respect of the transfer of Sale Shares pursuant to this Agreement;

          5.2.1.3 a Completion certificate duly executed by the Vendor, pursuant to which it certifies to the Purchaser that: (1) the Warranties remain true and accurate and not misleading as given as of the date hereof and as of the Completion Date and as if given at all times between the date of this Agreement and the Completion Date (or if any such Warranty is untrue in any respect, specifying the respect in which the same is untrue); and (2) the Vendor has complied fully with the obligations set out in Clause 6 ("PRE-COMPLETION OBLIGATIONS") and otherwise has performed all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date (or if any such covenant has not been so performed, indicating that such covenant has not been performed); it being agreed that to the extent such Completion certificate lists matters or events occurring after the date of this Agreement and beyond the control of the Vendor and its Associates, and the Purchaser elects to proceed with Completion, the Vendor shall not be liable to the Purchaser for any breach of Warranties and/or Pre-Completion Obligations to the extent (and only to the extent) such breach relates to such listed matters or events including through the Vendor's associated indemnity obligations with respect to Clauses 9.1.1 and 9.1.2;

          5.2.1.4 a certified true copy of the resolutions duly passed by the shareholder(s) of the Vendor approving the execution and performance of this Agreement by the Vendor;

          5.2.1.5 a certified true copy of the resolutions duly passed by the board of directors of the Vendor approving the execution and performance of this Agreement by the Vendor;

          5.2.1.6 each of the following documents duly executed by the Vendor, its Associates, Mr. Lo and/or GP Industries Limited (as the case may be) together with relevant certified copies of the resolutions passed by the board of directors of the Vendor, its Associates and/oror GP Industries Limited (as the case may be) approving its execution and performance thereof:

               (a)  the Transitional Service Agreement;

               (b)  the Strategic Supply Agreement;

               (c)  the Deed of Taxation Indemnity;

               (d)  the HK Trademarks Assignment;

               (e)  the Safety Marks Assignment;

               (f)  the Domain Names Assignment;

               (g)  the GPI Deed of Undertaking;

               (h)  the Payables/Receivables Transfer Agreement; and

               (i)  the LTK Wiring Transfer Agreement.

          5.2.1.7 the title deeds, Leases and all other relevant deeds, documents and correspondence relating to the Properties as set out in Schedule 3;

          5.2.1.8 all the statutory and other books and records (including but not limited to financial records) duly written up to date of incorporation of each member of the Group and their respective certificates of incorporation, by-laws, current business registration certificate(s), common seals and any other documents of such member of the Group or, alternatively, a written confirmation from the Vendor that the aforesaid items have been stored at the respective office premises of such member of the Group or at the offices of their authorised representatives or company secretarial service providers (whose details have been notified in writing by the Vendor to the Purchaser prior to Completion);

          5.2.1.9 undated letters of resignation in the approved terms from each of the directors and the secretary of each member of the Group (other than the Continuing Directors) to resign from their respective offices and as employees and acknowledging that they have no outstanding claim against the relevant member of the Group for compensation or otherwise;

          5.2.1.10 letter of resignation from the Auditors as the auditors of each member of the Group, such resignation to take effect from the Completion Date and also to contain a statement that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of the Group;

          5.2.1.11 evidence to the satisfaction of the Purchaser (in the form of executed agreements approved in advance by Purchaser) showing that each of the following matters have been duly completed;

               (a)  the Segregation;

               (b)  the Minority Interest Acquisitions;

          5.2.1.12 written confirmation from the Vendor that as at the Completion Date and after taking into account the payoff and discharge of the Bank Debt by the Vendor pursuant to Clause 3.2.2 above, there are no outstanding loans or other indebtedness due or owing to (a) any bank, lender or other third party by any member of the Group, or (b) any member of the Group by the Vendor (or any of its Associates) or by any directors or other officers of any member of the Group;

          5.2.1.13 all releases in respect of the Cross Guarantees duly signed (which may be furnished by the Escrow Agent or by the Vendor at Completion, it being understood and agreed that such releases may be delivered immediately after the Escrow Agent has received payment of the Consideration in accordance with Clause 3.2.1) together with a written confirmation from the

               Vendor that as at the Completion Date, there is no guarantee given by any member of the Group in favour of third parties in respect of the performance of the obligations of the Vendor or any other Person not being a member of the Group;

          5.2.1.14 deeds of release and waiver in form and on terms satisfactory to the Purchaser duly executed by each of the resigning directors and officers of members of the Group releasing members of the Group from any and all claims and liabilities including but not limited to severance benefits, benefits payable as a result of "change of control" of member(s) of the Group and so on;

          5.2.1.15 Employment Agreements duly executed by the employees listed in Schedule 19 who accept employment with the Group commencing prior to Completion; and

          5.2.1.16 without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Vendor to consummate the transactions contemplated herein and such other documents as the Purchaser's Solicitors may reasonably request at least three (3) Business Days before the Completion Date;

     5.2.2 cause the board of directors of each relevant member of the Group to hold a meeting to pass resolutions in the approved terms (inter alia) to:-

          5.2.2.1 approve the registration of the Purchaser (or its Associates or wholly-owned subsidiaries as the Purchaser may designate) as shareholder(s) or equity owner of such member of the Group with effect from the Completion Date (including approval by the board of directors of LTK Japan concerning the transfer of Japan Shares contemplated under Clause 2.1);

          5.2.2.2 appoint Ernst & Young, LLC as the auditors of such members of the Group whose term of appointment shall commence on the Completion Date; and

          5.2.2.3 approve the appointment of any Persons as the Purchaser may nominate to be the director, the secretary and/or the legal representative of such member of the Group with effect from the Completion Date;

     5.2.3 cause the Directors, secretary and legal representative (for PRC members) of each relevant member of the Group (other than the Continuing Directors) to resign from their respective offices and as employees with effect from the close of business on the Completion Date, and deliver to the Purchaser certified true copies of the resignation letters in the approved terms (if applicable, under seal) of each such Directors, secretary and legal representative (for PRC members) acknowledging that it has no outstanding claim against the relevant member of the Group for compensation or otherwise; and

     5.2.4 procure revocation of all authorities to the bankers of each member of the Group relating to bank accounts and procure the giving of authority to such Persons as the Purchaser may nominate to operate the same, with effect from the close of business on the Completion Date.

5.3  At Completion, the Purchaser shall:

     5.3.1 pay the Consideration in accordance with Clauses 3.2.1 and 3.2.2; and

     5.3.2 deliver to the Vendor's Solicitors a certified true copy of resolutions passed by the board of directors of the Purchaser approving the execution and performance of this Agreement by the Purchaser and a certified true copy of resolutions passed by the board of directors of Belden CDT approving the execution and performance of Clause 16 or this Agreement by Belden CDT.

5.4 Without prejudice to any other remedies available to any Party, if in any respect the provisions of this Agreement and in particular Clause 5 are not complied with by the other Party on or before the Completion Date, the Party not in default may:

     5.4.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.4.1 shall apply to Completion as so deferred);

     5.4.2 proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

     5.4.3 rescind this Agreement without prejudice to any of its other rights in respect of such default.

6.   PRE-COMPLETION OBLIGATIONS

6.1 The Vendor shall procure (subject to any contrary express written instruction from the Purchaser) that the relationships of each member of the Group with its customers, employees, suppliers and others with whom it deals in connection with its business are preserved in all material respects in the ordinary course of business and that the business and operations of each member of the Group are conducted until Completion in the ordinary course of business and in substantially the same manner as it was conducted prior to the date hereof, and in particular, the Vendor shall procure that, from the date hereof until the Completion Date, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) or unless Disclosed or otherwise specifically permitted for the Group in this Agreement, no member of the Group shall:

     6.1.1 permit the Sale Shares, the Japan Shares, the Taiwan Shares or the Newco Shares to become subject to any Encumbrances;

     6.1.2 enter into or vary any contract nor assume any liability which is outside the ordinary or proper course of the business of any member of the Group, including those for a term of more than one (1) year that cannot be terminated without paying any penalty on 90 days' notice or those that require payment of more than US$100,000 per year;

     6.1.3 make any material change in the nature, scope or organisation of its business nor dispose of the whole of its business undertaking or property or a substantial part thereof,

     6.1.4 sell, transfer or otherwise dispose of any assets of whatsoever nature except in the ordinary course of business and for a fair consideration;

     6.1.5 acquire or form any subsidiary nor acquire any shares or make any capital investment in any Person nor acquire the whole or any substantial part of the business undertaking, assets or business of any other Person or enter into any joint venture or partnership with any other Person;

     6.1.6 make any loans or grant any credit (other than trade credit given in the normal course of business trading and advances made to employees against expenses incurred by them on its behalf);

     6.1.7 transfer or remove any cash to any Person that is not a member of the Group (by cash dividend, payment or otherwise) if such transfer or removal would result in the remaining cash of the Group being insufficient to cover checks that have been written by the Group;

     6.1.8 enter into any guarantee, indemnity or surety;

     6.1.9 hire any employee (save for the purpose of filling a vacant resulting from departure of current employee) for annual compensation of US$50,000 or greater, or make any changes in the terms of employment of any of its employees whose annual compensation is US$50,000 or greater (save with the prior consent of the Purchaser which such consent shall not be unreasonably withheld or delayed) or in any arrangements with its consultants outside the ordinary course of its business;

     6.1.10 acquire or dispose of or grant any option or right of pre-emption in respect of any material asset or any interest nor give nor receive any service otherwise than at market value;

     6.1.11 acquire or dispose of any freehold or leasehold property or grant any lease or third party right in respect of any of the Leased Properties or Owned Properties;

     6.1.12 enter into any leasing, hire purchase agreement or any agreement or arrangements for payment on deferred terms;

     6.1.13 grant or enter into any licence, franchise or other agreement or arrangement concerning any part of its name, trading names or know-how

          (if any) save for those which are made in the ordinary or proper course of its business and with the Purchaser's prior consent;

     6.1.14 make any distributions of assets or make or declare any dividends (other than cash dividends), pay any individual or declare or make any distribution other than cash dividends (subject to Clause 6.1.8 above);

     6.1.15 permit any of its insurances existing and in force as of the date of this Agreement to lapse or do anything which would make any such policy of insurance void or voidable or to enter into any new insurance policy other than those existing and in force as of the date of this Agreement;

     6.1.16 issue, pledge or sell any shares or capital stock or issue or sell any warrants, options, notes, bonds or other securities, whether or not exercisable for (or convertible into) shares or capital stock; or

     6.1.17 negotiate or agree, conditional or otherwise, to do any of the foregoing.

6.2 From the date of this Agreement, without prejudice to Clause 10, solely in connection with the Purchaser's proposed integration of the Group following Completion, the Vendor shall give and shall procure that the Purchaser or any Persons authorized by it will be given at the sole expense of the Purchaser, such access to the premises and all books, title deeds, records and accounts of each member of the Group as the Purchaser may reasonably request and be permitted to take copies of any such books, deeds, records and accounts and that the directors, officers and employees of each member of the Group shall be instructed to give reasonably promptly all such information and explanations to any such Persons as aforesaid as may reasonably be requested by it or them in each case, upon reasonable notice in advance, during normal business hours of such members of the Group (or, where necessary, such access to the Vendor or its Associates) and without any undue disruption to the business of the Group (or, where necessary, such access to the Vendor or its Associates).

6.3 The Purchaser hereby undertakes that it and its Associates will not, prior to Completion, save as required by applicable law or by the applicable rules of any relevant supervisory or regulatory body or securities exchange to which it or its Associates are subject or unless with the prior consent of the Vendor in writing has been given (which consent may not be unreasonably withheld or delayed or conditioned), make any announcement in connection with this Agreement or divulge any confidential information relating to any member of the Group obtained by it pursuant to this Clause 6 to any Person other than its own directors, officers, employees or professional advisers; provided if the Purchaser or its Associates is required to make such announcement by applicable law or by the applicable rules of any relevant supervisory or regulatory body or securities exchange to which it or its Associates is subject, the Purchaser, shall, as soon as practicable prior to such announcement is made, deliver a draft of such announcement to the Vendor and, to the extent reasonable in the sole opinion of the Purchaser and in accordance with such applicable laws and rules, incorporate any comments which the Vendor may have in respect of the contents of such draft announcement.

6.4 Before Completion, the Vendor shall procure the Company to acquire and fully pay for (the "MINORITY INTEREST ACQUISITIONS") the equity interest of LTK Shanghai not already owned by the Company at such considerations and on such terms (including without limitation releases and waivers of rights and remedies to claim against the Company and its Associates) as are acceptable to the Purchaser.

6.5 Before Completion, the Vendor shall use its best endeavours to procure the Company to dispose (the "SEGREGATION") of the entire issued share capital (together with shareholders' loan, if any) of each of Selton Industries Limited, Shanghai LTK Electric Wire Limited and Shanghai Time Technology Limited, all of which being subsidiaries of the Company as at the date of this Agreement.

6.6 Before Completion, the Vendor shall procure the entire issued share capital of LTK Japan to be solely owned (beneficially and legally) by LTK International. In order to ensure that LTK International is the sole owner of the Japan Shares as set forth in the preceding sentence, the Vendor shall, before Completion, (i) procure LTK Japan to issue to Mr. Yoshihisa Okada, the sole original shareholder of LTK Japan, share certificates representing the Japan Shares, and (ii) cause Mr. Yoshihisa Okada to deliver such share certificates to LTK International.

6.7 At Completion, the Vendor shall (i) procure the International/Macao/US Receivables and the International/Macao/US Payables to be transferred to LTK Newco International, as well as all historical data relating thereto (including prior sales history, payment history, order history, and open orders), (ii) procure the transfer of assets of the Company that are not attributable to the business of the Group to be transferred to the Vendor or its Associates pursuant to the LTK Wiring Transfer Agreement, (iii) procure the ownership of any other assets that are used or generated by any member of the Group but are owned by the Vendor or any of its Associates outside the Group to be transferred and assigned to the appropriate member of the Group, and (iv) give and procure that the Purchaser or any Persons authorized by it will be given reasonable access, both before and after the foregoing transfers occur, to the information technology system of LTK Newco International.

6.8 Before Completion, the Vendor shall use its best endeavours to procure the landlord of the Leased Property currently leased by LTK Dalian to enter into a new lease with LTK Dalian for a term of not less than five years commencing from 1 January 2007 at a rent and on terms as are reasonably acceptable to the Purchaser, shall duly and validly register such lease with relevant PRC government authority in accordance with PRC laws, and shall obtain all building and other permits that are necessary or advisable in connection with the Dalian facility, all at such considerations and on such terms as are acceptable to the Purchaser.

6.9 Before Completion, the Vendor shall provide evidence to the Purchaser that the Group has (i) a software license directly from TimeLink Technology Ltd regarding the business software of the Group, at such considerations and on such terms as are reasonably acceptable to the Purchaser (including that such software license will remain in full force and effect notwithstanding the consummation of the transactions contemplated by this Agreement), and
     (ii) a service and support agreement with TimeLink Technology Ltd for a period of at least 24 months from Completion at such considerations and on such terms as are reasonably acceptable to the Purchaser

     (including that such service and support agreement will remain in full force and effect notwithstanding the consummation of the transactions contemplated by this Agreement).

6.10 Before Completion, the Vendor shall procure the transfer of the parcel of land held by Suzhou 2 to Suzhou 1, such that Suzhou 1 holds both parcels of land, and shall also procure obtaining the land use right certificate for both parcels from the appropriate land authority (including the obtaining of all necessary PRC government approvals in connection with the foregoing).

6.11 Before Completion, the Vendor shall procure the Company to validly amend and duly register its Memorandum and Articles of Association to reduce the respective minimum number of shareholders and directors from two to one and the Vendor shall duly acquire the legal ownership of any and all Sale Share(s) held under Mr. Lo's name, such that it is the sole beneficial and legal owner of all Sale Shares.

6.12 At or contemporaneously with Completion, the Vendor shall procure all Cross Guarantees to be fully released at such considerations and on such terms as are acceptable to the Purchaser, it being understood and agreed that the Vendor may procure such releases to be delivered immediately after it has received payment of the portion of the Consideration attributable to the Bank Debt Payoff Amount in accordance with Clause 3.2.2.

6.13 Before Completion, the Vendor shall procure the performance of all such acts and the carrying out of all such work as may be required to correct, rectify, resolve and remedy all matters listed in Part A of the Environmental, Health and Safety Schedule to the reasonable satisfaction of the Purchaser.

6.14 From the date hereof up to the Completion Date, the Vendor shall promptly notify the Purchaser in writing if the Vendor becomes aware of any fact or condition that at any time causes or constitutes a breach of any of the Warranties or would otherwise have or be likely to have a Material Adverse Effect, and during the same period, the Vendor will promptly notify the Purchaser in writing of the occurrence of any breach of any covenant of the Vendor in this Agreement or of the occurrence of any event that may make the satisfaction of the Conditions in Clause 4 impossible, provided that no disclosure pursuant to this paragraph shall be viewed as a waiver of any of the Conditions by the Purchaser nor shall affect the Purchaser's rights arising under the indemnifications or other covenants, agreements or undertakings of the Vendor herein (without prejudice to Clauses 4.2 and 5.2.1.3).

     Vendor shall have the right to deliver to the Purchaser, at least three (3) business days prior to the Completion Date, updates to the Disclosure Letter with respect to the Warranties, to reflect any matters which have occurred after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure with regard to such Warranty, but subject to the Purchaser's right to accept or reject such updates pursuant to Clause 4.1.11. Such updates to the Disclosure Letter shall provide that they are being delivered pursuant to this Clause 6.13. It is agreed that to the extent (and only to the extent) such updates reflect matters which have occurred after the date of this Agreement and are beyond the control of the Vendor and its Associates, and the Purchaser elects to proceed with Completion, the

     Vendor shall not be liable to the Purchaser under the Warranties in respect of such updated matters including through the Vendor's associated indemnity obligations with respect to Clause 9.1.1.

7.   WARRANTIES

7.1 The Vendor represents, warrants and undertakes to the Purchaser that each of the statements set out in Schedule 5 is now and will at Completion be true, accurate and complete.

7.2 The Warranties are given subject to matters fully, fairly and specifically disclosed in the Disclosure Letter or as specifically provided for as disclosure items (rather than as covenants to be performed by the Vendor) in this Agreement. The specific disclosures in the Disclosure Letter will be arranged in paragraphs corresponding to the numbered paragraphs contained in Schedule 5. No other information relating to any member of the Group of which the Purchaser does or does not have any knowledge and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or be deemed a disclosure or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion. No letter, other communication or document shall be deemed to constitute a disclosure for the purposes of this Agreement unless the same is expressly incorporated into in this Agreement or the Disclosure Letter.

7.3 The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by the Vendor to enter into this Agreement.

7.4 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

7.5 The Vendor hereby agrees with the Purchaser (for itself and as trustee for each member of the Group) to waive any rights which the Vendor may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given or by the directors, officers or employees of any members of the Group in connection with the giving of the Warranties.

7.6 The Vendor shall procure that (save only as may be necessary to give effect to this Agreement) neither it nor any member of the Group shall do, allow or procure any act or omission prior to Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

7.7 The Vendor shall give to the Purchaser, the Purchaser's Solicitors, and the Purchaser's accountants, advisers and employees both before and after Completion all such reasonable information and documentation relating to the Group as the Purchaser shall reasonably require to enable it to satisfy itself as to the accuracy of and due observance of the Warranties.

7.8 Where any statement in the Warranties is qualified by the expression "so far as the Vendor is aware" or any expression "as to the knowledge of the Vendor" or to such effect, such statement shall have been made with respect to, and after a due and diligent enquiry by, the Vendor and its directors and officers as well as its employees and the employees of members of the Group responsible for the subject matter.

7.9 The Purchaser represents and warrants to the Vendor that each of the statements set out in Schedule 18 is now and will at Completion be true, accurate and complete. The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement in reliance upon such representations and warranties and has been induced by the Purchaser to enter into this Agreement. From the date hereof up to the Completion Date, the Purchaser shall promptly notify the Vendor in writing if the Purchaser becomes aware of any fact or condition that at any time causes or constitutes a breach of any of the representations and warranties set out in Schedule 18, and during the same period, the Purchaser will promptly notify the Vendor in writing of the occurrence of any breach of any covenant of the Purchaser in this Agreement.

8.   POST-COMPLETION COVENANTS

8.1 The Vendor covenants with the Purchaser, for a period of three years from the date of this Agreement, that the Vendor shall not, and shall procure that its direct and indirect subsidiaries, Paul C.W. Lo, Simon T.Y. Cua and Richard Y.T. Sy (collectively the "RESTRICTED PERSONS"), not to, directly or indirectly (individually or on behalf of any other person, firm, corporation or other entity), solicit, attempt to hire, hire or entice away any employee of the Group or of any Associate of the Group whom is employed by the Group on the date of this Agreement, excluding employees whose employment has been terminated after the Completion Date and prior to the commencement of employment discussions between such employees and the Restricted Persons.

8.2 The Vendor further covenants with the Purchaser that, for a period of three years from the Completion Date, the Vendor shall not, and shall procure the Restricted Persons not to, directly or indirectly (individually or on behalf of any other person, firm, corporation or other entity), start up, acquire, operate or otherwise compete with any member of the Group, the Purchaser or any Associate of the Purchaser in a business that manufactures, sells, develops, markets, distributes or services any of the products or services of any member of the Group at any time within twelve
     (12) months preceding the Completion Date or any products having specifications similar to such products in those countries throughout the world where the products or services of any member of the Group have been sold. To insure the greatest likelihood of enforceability of the covenant set forth in this Clause 8.2 it is agreed that: (i) the duration, products, services and area for which the covenant is to be effective are reasonable;
     (ii) if any court determines that the time period, products, services or the area, or all of them, are unreasonable and that the covenant is to that extent unenforceable, then the covenant shall remain in full force and effect to the greatest extent that would not render it unenforceable; and
     (iii) the covenant shall be deemed to be a series of separate covenants, one for each and every country where the products or services of the Group have been sold. For the avoidance of doubt, this Clause 8.2 shall not restrict the Vendor and the Restricted Persons from conducting any (a) cable assembly business of a nature that is the same as or substantially similar to the cable assembly business currently being carried on by TIME Interconnect Limited or Shanghai TIME Technology Ltd., or (b) category, coax, hybrid and fiber optic cable business for the networking market. Further, this Clause 8.2 shall not prejudice the terms and conditions of the Strategic Supply Agreement.

8.3  The Vendor further undertakes to the Purchaser that:

     8.3.1 it will not and will procure that its Associates (including, in case of a company, its directors, officers and employees) will not at any time hereafter make use of or disclose or divulge to any person, other than to officers or employees of the Group whose province it is to know the same, any information relating to any member of the Group other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

     8.3.2 it will and will procure that its Associates (including, in case of a company, its directors, officers and employees) will observe the restrictions contained in this Clause 8.3; and

     8.3.3 it will not and will procure that its Associates (including, in case of a company, its directors, officers and employees) will not do anything which might harm the goodwill of any member of the Group.

8.4 The Vendor further undertakes to the Purchaser that, within ninety (90) days of the Completion Date, it shall at its sole cost perform all such acts and carry out all such work as may be required to correct, rectify, resolve and remedy all matters listed in Part B of the Environmental, Health and Safety Schedule to the reasonable satisfaction of the Purchaser.

8.5  The Vendor further undertakes to at all times during the period of three
     (3) years after the Completion Date to (i) maintain a minimum Net Worth of at least 30% of the Consideration (being US$58,410,000), and (ii) provide to the Purchaser on an annual and quarterly basis a Vendor Financial Statement, within six months after year-end for the annual Vendor Financial Statement and within 45 days after quarter-end for the quarterly Vendor Financial Statement.

8.6 The Vendor further undertakes to the Purchaser that the Vendor shall, at the Purchaser's sole option and election (the "LTK SHANGHAI PUT OPTION"), purchase from the Group all of the registered capital of LTK Shanghai, which LTK Shanghai Put Option shall expire and cease to be exercisable unless the Purchaser gives the Vendor notice of its election to exercise before the LTK Shanghai Put Expiration Date. The following shall be conditions to the Vendor's obligation to complete the purchase of the registered capital of LTK Shanghai following the Purchaser's election to exercise the LTK Shanghai Put Option:

          8.6.1 the Purchaser representing and warranting to the Vendor that LTK Shanghai has committed no material violations of laws and regulations in the PRC after Completion (except for any violations that arise from the operation of LTK Shanghai after Completion in substantially the same manner as operated by the Group before Completion), and the

               Vendor is reasonably satisfied that the foregoing representation and warranty is materially true and accurate to its actual knowledge;

          8.6.2 the Purchaser providing to the Vendor financial statements of LTK Shanghai, as of a date within one month prior to completion of the purchase of the registered capital of LTK Shanghai pursuant to the LTK Shanghai Put Option, which are audited by an accounting firm that is reasonably satisfactory to the Vendor and show that LTK Shanghai has no assets or liabilities other than
               (a) cash on deposit at a bank, and (b) any liabilities that are subject to the Vendor's indemnity obligations with respect to Clauses 9.1.1- 9.1.4;

          8.6.3 the Purchaser representing and warranting to the Vendor that the audited financial statements referenced in Clause 8.6.2 are true and accurate in all material respects, and that there has been no material adverse change to the financial condition of LTK Shanghai since the date of such financial statements up to completion of the purchase of the registered capital of LTK Shanghai pursuant to the LTK Shanghai Put Option; and

          8.6.4 the Purchaser providing to the Vendor a reasonably adequate indemnity with respect to (a) any breach of the representations and warranties in Clauses 8.6.1 or 8.6.3, and (b) any diminution in the cash bank balance reflected in the audited financial statements referenced in Clause 8.6.2 between the date of such financial statements and the completion of the purchase of the registered capital of LTK Shanghai pursuant to the LTK Shanghai Put Option. Notwithstanding any contrary provision in this Agreement, the Purchaser's aggregate liability arising under such indemnity shall not exceed US$5,000,000.

     The purchase price for the registered capital of LTK Shanghai shall be the cash balance in LTK Shanghai's bank account as reflected in the audited financial statements referenced in Clause 8.6.2.

8.7 The Vendor further undertakes to the Purchaser to procure (a) the change of the corporate names of the Vendor, LTK International, LTK Macao and each of the Vendor's Associates, other than members of the Group, so as to delete "LTK" from such names, as soon as practicable and in any event within three
     (3) months after the Completion Date, and (b) the cessation of all use (by the Vendor and its Associates) of any name, phrase or logo incorporating "LTK" in any manner, except for the use (without prejudice to Clause 8.2) of any existing stock of products and materials including packages, sales aids, sales literature, signage and stationery which bear the "LTK" name for a period not to exceed three (3) months from the Completion Date.

8.8 Each and every obligation under this Clauses 8 shall be treated as a separate obligation and shall be severally enforceable as such and, in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 8 and any such deletion shall not affect the enforceability of all such parts of this Clause 8 as remain not so deleted.

8.9 The restrictions contained in Clauses 8.1-8.3 above are considered reasonable by the Parties but, in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

9.   INDEMNIFICATION AND SURVIVAL

9.1 The Vendor hereby undertakes and agrees to indemnify, defend and hold harmless the Purchaser, both itself as Purchaser and on behalf of and as trustee for each member of the Group and their successors, from and against the entirety of any and all Adverse Consequences that any of the Purchaser or the Other Indemnified Parties may suffer or incur through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by:

     9.1.1 the failure of any of the Warranties, or any other representation or warranty of the Vendor made in any certificate or other document delivered or given pursuant to this Agreement, to be true and correct as of the date of this Agreement and as of the Completion Date;

     9.1.2 any breach or violation of any of the agreements, undertakings or covenants made by the Vendor in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement;

     9.1.3 violations of Environmental Laws or other laws, Environmental, Health and Safety Liabilities or governmental action, arising from the operation of LTK Shanghai after Completion in substantially the same manner as operated by the Group before Completion; or

     9.1.4 any other Liability (whenever arising) of any Group member arising from or relating to any Occurrence or period on or before the Completion Date with respect to or concerning any of the following (except in all cases for those Liabilities incurred by the Group in the ordinary course of business to the extent reflected on the Final Working Capital Statement): contractual disputes; product sales including product liability or warranty matters (including those under tort, strict liability or negligence); infringement or alleged infringement of Intellectual Property rights (including infringement of patents, confidential information, trade secrets, trade marks and copyrights); violations of any law, rule or regulation (including those involving failure to obtain any license, right or permit); employees matters (including social insurance obligations and claims for wages, salary, vacation or sick pay, profits, pension, health, and other benefits but excluding for the avoidance of doubt Long Service Employee Liability); discontinued operations, product lines or legal entities; Environmental, Health and Safety Liabilities; unpaid Bank Debt; the Minority Interest Acquisitions; the Segregation; or a Group member's obligation to indemnify any Person by reason of the fact that such Person was a director, officer or employee or agent of any member of the Group.

     Without limiting this Clause 9.1, the Vendor shall reimburse to the Purchaser, on demand, the full amount of any and all Adverse Consequences suffered or incurred by

     Purchaser (both itself as Purchaser and on behalf of and as trustee for each member of the Group and their successors), resulting from, arising out of, relating to, in the nature of or caused by anything in Clauses 9.1.1-9.1.4 above.

     For the avoidance of doubt and without prejudice to Clauses 4.2 and 5.2.1.3, no disclosure made by the Vendor (including in the Disclosure Letter) shall limit, modify or affect the Vendor's indemnity or other obligations with respect to Clauses 9.1.2 through 9.1.4 above except to the extent reflected on the Final Working Capital Statement.

9.2 All Warranties, other representations and warranties, agreements, undertakings and covenants (including indemnities) of the Vendor contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement shall survive the Completion and continue in effect for the following periods, and the Purchaser must assert any claim relating thereto before the expiration of the applicable survival period:

     9.2.1 the Warranties, and the corresponding indemnity and other Vendor obligations with respect to Clause 9.1.1 above, shall continue in effect for a period of eighteen (18) months after the Completion Date and then expire, except that (a) the Warranties (and the corresponding indemnity and other Vendor obligations with respect to Clause 9.1.1 above) contained in paragraphs 3A.2, 3A.3, 3A.6, 3A.7, 3A.10, 4.1, 4.2 and 14.1-14.2 of Schedule 5 shall continue in effect for a period of three (3) years after the Completion Date and then expire, and (b) the Warranties (and the corresponding indemnity and other Vendor obligations with respect to Clause 9.1.1 above) contained in paragraphs 2.1 through 2.3 of Schedule 5 shall continue in effect for the applicable limitation periods imposed by law;

     9.2.2 the indemnity and other Vendor obligations with respect to Clauses
          9.1.2 and 9.1.4 above shall continue in effect for a period of three
          (3) years after the Completion Date and then expire;

     9.2.3 the indemnity and other Vendor obligations with respect to Clause
          9.1.3 above shall continue in effect for a period ending on the earlier of (a) three years, (b) the LTK Shanghai Put Expiration Date, unless the Purchaser has given notice of intent to exercise the LTK Shanghai Put Option to the Vendor before such date, or (c) the completion of the Vendor's purchase of the share capital of LTK Shanghai pursuant to the LTK Shanghai Put Option, and then expire; and

     9.2.4 the other agreements, undertakings and covenants of the Vendor shall continue in effect for a period of three (3) years after the Completion Date and then expire;

PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANY CONTRARY PROVISION: (a) as long as any claim is timely asserted before the expiration of the applicable survival period and legal proceedings are commenced within 12 months of initial assertion of the claim (if such claim is unresolved at the end of such 12 month period), the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved; (b) a claim for a breach involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods imposed by law; and (c) claims under the Deed of

Taxation Indemnity may be asserted at any time subject to the applicable limitation periods imposed by law.

9.3 The Purchaser hereby undertakes and agrees to indemnify, defend and hold harmless the Vendor from and against the entirety of any and all Adverse Consequences that the Vendor may suffer or incur through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by:

     9.3.1 the failure of any of the representations and warranties of the Purchaser made in Schedule 18 or in any certificate or other document delivered or given pursuant to this Agreement, to be true and correct as of the date of this Agreement and as of the Completion Date; or

     9.3.2 any breach or violation of any of the agreements, undertakings or covenants made by the Purchaser in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement.

     Without limiting this Clause 9.3, the Purchaser shall reimburse to the Vendor, on demand, the full amount of any and all Adverse Consequences suffered or incurred by the Vendor resulting from, arising out of, relating to, in the nature of or caused by anything in Clauses 9.3.1 or 9.3.2 above.

9.4 All representations and warranties, agreements, undertakings and covenants (including indemnities) of the Purchaser contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement shall survive the Completion and continue in effect for the following periods, and the Vendor must assert any claim relating thereto before the expiration of the applicable survival period:

     9.4.1 the representations and warranties of the Purchaser made in Schedule 18, and the corresponding indemnity and other Purchaser obligations with respect to Clause 9.3.1 above, shall continue in effect for a period of three (3) years after the Completion Date and then expire; and

     9.4.2 the indemnity and other Purchaser obligations with respect to Clause
          9.3.2 above and the other agreements, undertakings and covenants of the Purchaser shall continue in effect for a period of three (3) years after the Completion Date and then expire;

PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANY CONTRARY PROVISION: (a) as long as any claim is timely asserted before the expiration of the applicable survival period and legal proceedings are commenced within 12 months of initial assertion of the claim (if such claim is unresolvd at the end of such 12 month period), the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved; and (b) a claim for a breach involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods imposed by law.

9.5 If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Clause 9, then the Indemnified Party shall notify the Indemnifying Party thereof promptly after obtaining knowledge thereof; PROVIDED,

     HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced. In the event the Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will at its sole cost and expense defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). If the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, all at the risk and expense of the Vendor, provided that the Indemnified Party has acted in good faith.

9.6 Notwithstanding any contrary provision in this Clause 9, the Purchaser shall not make any claim for indemnification with respect to Clause 9.1.1 for any breach by the Vendor of any Warranties until the aggregate amount of all such claims exceeds two million dollars (US$2,000,000) (the "WARRANTY BASKET"), in which event such indemnification shall apply to all amounts, including all amounts forming any part of the Warranty Basket. Notwithstanding the preceding sentence, the Warranty Basket shall not apply, and the Purchaser's claims will not be so limited, with respect to the Warranties contained in paragraphs 3A.2, 3A.3, 3A.6, 3A.7, 3A.10, 4.1,
     4.2 and 14.1-14.2 of Schedule 5. For the avoidance of doubt, claims made by the Purchaser for indemnification with respect to Clause 9.1.4 shall not be deemed to apply towards or be included in the Warranty Basket even though such claims may also amount to a breach of any Warranties.

9.7 Notwithstanding any contrary provision in this Clause 9, (a) subject to subclauses (b) and (c) of this Clause 9.7, the Vendor's aggregate liability arising under (including from a breach or violation of) all provisions of this Agreement and the Deed of Taxation Indemnity shall not exceed the sum of the Consideration and (to the extent payable by the Vendor) the Working Capital Payment, (b) the Vendor's aggregate liability arising under (including from a breach or violation of) Clauses 2.1 and 4.4 of this Agreement shall not exceed twenty percent (20%) of the Consideration, and
     (c) the Vendor's aggregate liability arising under (including from a breach or violation of) the Deed of Taxation Indemnity and all provisions of this Agreement except for the following (which shall not be so limited) shall not exceed thirty percent (30%) of the Consideration:

     9.7.1 Clause 3.2.2;

     9.7.2 Clause 8.1;

     9.7.3 Clauses 8.2 and 8.3;

     9.7.4 Clause 10;

     9.7.5 the Warranties contained in paragraphs 3A.2, 3A.3, 3A.6, 3A.7, 3A.10, 4.1, 4.2 and 14.1-14.2 of Schedule 5;

     9.7.6 the Working Capital Payment, to the extent payable by the Vendor; and

     9.7.7 Clause 9.1.4.

9.8 Notwithstanding any contrary provision in this Clause 9, (a) the Purchaser's aggregate liability arising under (including from a breach or violation of) all provisions of this Agreement shall not exceed the sum of the Consideration, the Working Capital Payment (to the extent payable by the Purchaser) and the Capital Expenditure Amount, and (b) the Purchaser's aggregate liability arising under (including from a breach or violation of) Clauses 2.1 and 4.4 of this Agreement shall not exceed twenty percent (20%) of the Consideration.

9.9 Any claim of indemnification asserted by the Purchaser or the Vendor will be reduced by the amount of any insurance proceeds actually recovered by the claimant which directly relates to such claim.

10.  CONFIDENTIALITY OF INFORMATION

10.1 Each Party agrees and undertakes to and with the other Parties that it shall treat as strictly confidential all information received or obtained by it or its agents or advisers as a result of entering into or performing this Agreement including but not limited to information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the other Parties, their respective subsidiaries or Associates and subject to the provisions of Clause 10.2 that they will not at any time hereafter, without the express written consent of the disclosing Party, make use of or disclose or divulge to any Person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

10.2 The restrictions contained in Clause 10.1 shall not apply:

     10.2.1 so as to prevent a Party from making any disclosure required by applicable law, by an order of a court of competent jurisdiction or by any relevant securities exchange or supervisory or regulatory or governmental body pursuant to applicable rules to which such Party is subject;

     10.2.2 so as to prevent a Party from making any disclosure to any professional adviser for the sole purpose of obtaining advice (provided always that the provisions of this Clause 10 shall apply to and each Party shall procure that they apply to and are observed in relation to, the use or disclosure by its professional advisers of the information provided to them); or

     10.2.3 to a Party in respect of any information which comes into the public domain otherwise than by a breach of this Clause 10 by such Party.

11.  COSTS

11.1 Save as otherwise contemplated in this Agreement, each Party shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby contemplated.

11.2 The Vendor on the one hand and the Purchaser on the other hand shall bear any stamp duty and share transfer-related tax or duty arising from the transfer of the Shares in equal shares.

12.  GENERAL

12.1 This Agreement shall be binding upon and inure for the benefit of the estates, personal representatives, heirs, successors and permitted assigns of the Parties.

12.2 Neither this Agreement nor any of the rights, interests or obligations hereunder (except for the assignment by the Purchaser of its rights and obligations under this Agreement to any of its Associates to whom the Sale Shares are transferred) shall be assigned by any Party to any Person without the prior written consent of the other Party.

12.3 The Parties acknowledge and agree that time is of the essence.

12.4 This Agreement (together with the Schedules) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof. It is also expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

12.5 Without prejudice to Clauses 9.2 and 9.4, all of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion), subject to any other provision which expires or terminates by its own terms.

12.6 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

12.7 Save as otherwise contemplated in this Agreement, any right of rescission conferred upon any Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which such Party may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by such Party of any such other right or remedy. Each Party reserves its remedy of specific performance, in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, this shall not extinguish any right to damages to which such Party may be entitled in respect of the breach of this Agreement).

12.8 No failure of any Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

12.9 Upon and after Completion, the Vendor shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to place control of each member of the Group in the hands of the Purchaser (or its Associates or wholly-owned subsidiaries as the Purchaser may designate) and pending the doing of such acts, deeds, documents and things the Vendor shall as from Completion hold the legal estate in the respective Shares in trust for the Purchaser. The Vendor shall bear the costs of and incidental to any act, deed, document, or thing done or executed in accordance with this Clause 12.9.

12.10 The Parties agree that delivery of this Agreement duly executed by a Party to another by facsimile transmission or in electronic format (to be followed by delivery of the execution page of this Agreement bearing the original signature of such Party within ten (10) Business Days after the signing of this Agreement) shall be deemed an effective mode of delivery and shall be binding on the Parties.

12.11 This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

13.  NOTICES

     Any notice or other communication to be given under this Agreement shall be in writing in the English language and be given by personal delivery, facsimile or courier and shall be deemed to have been given when delivered (if given by hand), when despatched with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission (if given by facsimile) or when actually received as evidenced by the courier's written confirmation to the sender (if given by courier). Each notice or other communication which is personally delivered or sent by facsimile or by post shall be delivered or sent to the appropriate address specified below (and, in the case of any subsequent change of the address or facsimile number, a Party shall give a notice in accordance with the provisions of this Agreement, stating in clear terms the intention to change the address or facsimile number, as the case may be):

     To the Vendor:    Address:    LTK Industries Limited
                                   6/F Photonics Centre
                                   2 Science Park East Avenue
                                   Shatin, Hong Kong


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

                       Attention:  Simon Cua
                       Fax Number: 852 2418 1627

     To the Purchaser: Address:    Belden CDT Inc.
                                   7701 Forsyth Blvd., Suite 800
                                   St. Louis, Missouri 63105 USA
                       Attention:  Kevin Bloomfield
                       Fax Number: 314-854-8001

     To Mr. Lo:        Address:    Paul Lo Chung Wai
                                   c/o LTK Industries Limited
                                   6/F Photonics Centre
                                   2 Science Park East Avenue
                                   Shatin, Hong Kong
                       Fax Number: 852 2943 1711

     To Belden CDT:    Address:    Belden CDT Inc.
                                   7701 Forsyth Blvd., Suite 800
                                   St. Louis, Missouri 63105 USA
                       Attention:  Kevin Bloomfield
                       Fax Number: 314-854-8001

14.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

14.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong (excluding, to the greatest extent permissible by law, any rule of law that may cause the application of the laws of any jurisdiction other than Hong Kong) and the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for the purpose of enforcing any claim arising hereunder.

14.2 The Purchaser shall within 10 Business Days after the date hereof irrevocably appoint (and provide notice to the Vendor regarding such appointment) a receiving agent with a Hong Kong address as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Purchaser for this purpose, the Purchaser shall promptly appoint a successor agent satisfactory to the Vendor, notify the Vendor thereof and deliver to the Vendor a copy of the new process agent's acceptance of appointment provided that until the Vendor receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Purchaser for the purposes of this Clause. The Purchaser agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to it.

15.  GUARANTY BY MR. LO

15.1 Notwithstanding any contrary provisions under any relevant law, Mr. Lo, after receipt of independent legal advice as to his obligations and potential liabilities under this


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

     Agreement, the Deed of Tax Indemnity and any other related documents before signing of this Agreement, hereby unconditionally guarantees the due and punctual payment and performance of all of the Vendor's obligations, agreements, undertakings and covenants under this Agreement and the Deed of Taxation Indemnity, provided that Mr. Lo's aggregate liability under this Clause 15 shall not exceed the Consideration (the "GUARANTEED VENDOR OBLIGATIONS"). This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or the Deed of Taxation Indemnity, any assumption of the Guaranteed Vendor Obligations by any other Person or any other act or event that might otherwise operate as a legal or equitable discharge of Mr. Lo under this Clause 15. The Purchaser may not proceed against Mr. Lo under this guaranty until it first proceeds against the Vendor in the manner set forth in Clause 17.1 with respect to the Escrow Account (regardless of whether the Purchaser is seeking any remedies with respect to the Escrow Account or if any monies remain in the Escrow Account), and in particular not until (a) there arises an Accepted Claim Amount or an Adjudicated Claim Amount, (b) the Vendor fails to fully pay such Accepted Claim Amount or Adjudicated Claim Amount within 30 days after such Accepted Claim Amount or Adjudicated Claim Amount arises, and (c) if there are monies remaining in the Escrow Account and if the claim concerns anything other than the Vendor's failure to pay the Working Capital Payment (to the extent payable by the Vendor) pursuant to Clause 3A or the Vendor's failure to pay off the Bank Debt pursuant to Clause 3.2.2, the Purchaser has used commercially reasonable efforts to collect the Accepted Claim Amount or Adjudicated Claim Amount out of such monies in the Escrow Account pursuant to Clause 17 but the Accepted Claim Amount or Adjudicated Claim Amount has not been fully paid out of such monies within 30 days after the Accepted Claim Amount or Adjudicated Claim Amount arises (the "VENDOR NON-PAYMENT EVENT"). Other than the Vendor Non-Payment Event, this guaranty is in no way conditioned upon any requirement that the Purchaser first attempt to collect or enforce any of the Guaranteed Vendor Obligations from or against the Vendor or upon any other event, contingency or circumstance whatsoever. So long as any of the Guaranteed Vendor Obligations remain unpaid or undischarged, Mr. Lo hereby waives (but only with respect to the Purchaser and its Associates and not as to any other Persons) all rights to subrogation arising out of any payment by Mr. Lo under this Clause 15.

15.2 The obligations of Mr. Lo hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement, the Deed of Taxation Indemnity or any other document related hereto, and shall not be released, affected or reduced by:

     15.2.1 the liquidation or dissolution of, or the merger or consolidation of the Vendor with or into, any corporation or other Person, or any sale or transfer by the Vendor of all or any part of its property or assets;

     15.2.2 the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Vendor;

     15.2.3 any modification, alteration, amendment or addition of or to this Agreement or the Deed of Taxation Indemnity agreed by the parties thereto; or

     15.2.4 any disability or any other defense of the Vendor or any other person and any other circumstance whatsoever (with or without notice to or knowledge of Mr. Lo) which may or might in any manner or to any extent vary the risks of Mr. Lo or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

15.3 The obligations of Mr. Lo hereunder are primary and not secondary. Mr. Lo agrees to pay immediately to the Purchaser and perform immediately for the Purchaser on demand all of the Guaranteed Vendor Obligations whenever and however often the Vendor Non-Payment Event occurs. Mr. Lo hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Purchaser and, generally, all demands and notices of every kind in connection with this Clause 15 and the Guaranteed Vendor Obligations, and which Mr. Lo may otherwise assert against the Purchaser.

15.4 Mr. Lo shall at all times during the period of three (3) years after the Completion Date (i) maintain a minimum Net Worth of at least 30% of the Consideration (being US$58,410,000), and (ii) provide to the Purchaser on an annual basis a personal certification that his minimum Net Worth meets such Net Worth requirement. If the Net Worth of the Vendor at any time prior to the date that is three (3) years after the Completion Date is less than 30% of the Consideration, and such shortfall is not remedied (as the Vendor demonstrates in writing to the Purchaser's reasonable satisfaction) within thirty (30) days after its initial occurrence, then Mr. Lo shall thereafter provide to the Purchaser a Personal Financial Statement on an annual and quarterly basis.

15.5 This Clause 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the Guaranteed Vendor Obligations is rescinded or must otherwise be restored or returned by the Purchaser upon the insolvency, bankruptcy or reorganization of the Vendor or otherwise. In the event that collection efforts are required, Mr. Lo agrees to pay to the Purchaser all attorneys' fees and other costs and expenses the Purchaser incurs in the collection of the Guaranteed Vendor Obligations from Mr. Lo.

16.  GUARANTY BY BELDEN CDT

16.1 Belden CDT hereby unconditionally guarantees the due and punctual payment and performance of all of the Purchaser's obligations, agreements, undertakings and covenants under this Agreement (the "GUARANTEED PURCHASER OBLIGATIONS"). This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of the Guaranteed Purchaser Obligations by any other Person or any other act or event that might otherwise operate as a legal or equitable discharge of Belden CDT under this Clause 16. This guaranty is in no way conditioned upon any requirement that the Vendor first attempt to collect or enforce any of the Guaranteed Purchaser Obligations from or against the Purchaser or upon any other event, contingency or circumstance whatsoever. So long as any of the Guaranteed Purchaser Obligations remain unpaid or undischarged, Belden CDT hereby waives (but only with respect to the Vendor and its Associates and not as to any other Persons) all rights to subrogation arising out of any payment by Belden CDT under this Clause 16.

16.2 The obligations of Belden CDT hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be released, affected or reduced by:

     16.2.1 the liquidation or dissolution of, or the merger or consolidation of the Purchaser with or into, any corporation or other Person, or any sale or transfer by the Purchaser of all or any part of its property or assets;

     16.2.2 the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Purchaser;

     16.2.3 any modification, alteration, amendment or addition of or to this Agreement; or

     16.2.4 any disability or any other defense of the Purchaser or any other person and any other circumstance whatsoever (with or without notice to or knowledge of Belden CDT) which may or might in any manner or to any extent vary the risks of Belden CDT or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

16.3 The obligations of Belden CDT hereunder are primary and not secondary. Belden CDT agrees to pay immediately to the Vendor and perform immediately for the Vendor on demand all of the Guaranteed Purchaser Obligations whenever and to the extent the Purchaser fails to pay and perform them punctually when due. Belden CDT hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Vendor and, generally, all demands and notices of every kind in connection with this Clause 16 and the Guaranteed Purchaser Obligations, and which Belden CDT may otherwise assert against the Vendor.

16.4 This Clause 16 shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the Guaranteed Purchaser Obligations is rescinded or must otherwise be restored or returned by the Vendor upon the insolvency, bankruptcy or reorganization of the Purchaser or otherwise. In the event that collection efforts are required, Belden CDT agrees to pay to the Vendor all attorneys' fees and other costs and expenses the Vendor incurs in the collection of the Guaranteed Purchaser Obligations from Belden CDT.

17.  ESCROW ACCOUNT

17.1 If the Purchaser has a claim under this Agreement (including an indemnification claim under Clause 9) or under the Deed of Taxation Indemnity (a "RELEVANT CLAIM"), then it may in its discretion, without limitation of its other rights and remedies, seek monies from the Escrow Account in partial or full satisfaction of such Relevant Claim, it being understood and agreed that if there are monies remaining in the Escrow Account and if the Relevant Claim concerns anything other than the Vendor's failure to pay the Working Capital Payment (to the extent payable by the Vendor) pursuant to

     Clause 3A or the Vendor's failure to pay off the Bank Debt pursuant to Clause 3.2.2, the Purchaser shall first use commercially reasonable efforts to seek such monies from the Escrow Account pursuant to the procedures in this Clause 17 with regard to such Relevant Claim before pursuing its other rights and remedies. To the extent the Purchaser does seek monies from the Escrow Account, the following procedures shall be followed:

     17.1.1 The Purchaser shall give written notice to the Vendor (with a copy to Mr. Lo) of the Relevant Claim pursuant to the notice provisions in Clause 13, stating in reasonable detail the nature of the Relevant Claim and the amount claimed in respect of the Relevant Claim (the "AMOUNT CLAIMED"); if confirmation of the Vendor's receipt of such notice is impossible or impractical due to the Vendor's bankruptcy, insolvency, liquidation, dissolution or similar event, then notwithstanding Clause 13 such notice shall be deemed to have been duly given to the Vendor upon the Purchaser's sending of such notice (by facsimile or post) to the Vendor's most recent mailing address as notified to the Purchaser pursuant to Clause 13.

     17.1.2 Within 21 days after notice of the Relevant Claim is given or deemed given to the Vendor, the Vendor shall, by notice to the Purchaser (with a copy to Mr. Lo), either (i) accept liability for the Amount Claimed in whole; (ii) deny liability for the Amount Claimed in whole; or (iii) accept liability in part and deny liability in part with respect to the Amount Claimed. Any notice reflecting a denial in whole or in part shall describe, in reasonable detail, the nature or basis of such denial. If the Vendor does not respond within such 21 days, the Vendor shall be deemed to have accepted liability for the Amount Claimed in whole.

     17.1.3 If the Vendor accepts liability for the Amount Claimed in whole or in part (such accepted amount being the "ACCEPTED CLAIM AMOUNT"), the Purchaser shall be entitled to be paid such Accepted Claim Amount out of the monies in the Escrow Account.

     17.1.4 If the Vendor denies liability for the Amount Claimed in whole or in part and the Purchaser legally pursues the Vendor in connection with any such Amount Claimed that is denied, and there is a determination of the amount payable in respect of such denied amount by a competent Tax authority or by a court of competent jurisdiction against which no appeal has been lodged or is capable of being lodged within the statutory time limit (the amount so determined being the "ADJUDICATED CLAIM AMOUNT"), then the Purchaser shall be entitled to be paid such Adjudicated Claim Amount out of the monies in the Escrow Account.

17.2 On the Escrow Termination Date, the monies then remaining in Escrow Account less the total of the then outstanding Amounts Claimed and in respect of which payment has not been made to the Purchaser under Clause 17.1 shall be paid to the Vendor. After that date (but without prejudice to Clause 17.1) to the extent that the monies in the Escrow Account from time to time exceed the total of the then outstanding Amounts Claimed and in respect of which payment has not been made to the Purchaser under Clause 17.1, that money shall be paid to the Vendor.

17.3 If the Vendor or the Purchaser is entitled to monies from the Escrow Account, the Vendor and the Purchaser shall within seven days of the date on which such entitlement arises jointly instruct the Escrow Agent in writing to pay the monies to the designated bank account as instructed by the Vendor or the Purchaser, as the case may be, together with an amount equal to the interest actually accrued on such sum (accrued daily and compounded monthly) calculated for the period from the Completion Date to the date of payment (both dates inclusive).

17.4 Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the monies standing to the credit of the Escrow Account and shall form part of it for the purposes of this Clause 17.

17.5 The Vendor and the Purchaser shall each pay one half of all related costs in respect of opening, and keeping open, the Escrow Account.

IN WITNESS WHEREOF the parties hereto have signed this Agreement on the date first written above.


SIGNED by                            )
                                     )  /s/ Lo Chung Wai, Paul
for and on behalf of                 )  ----------------------------------------
LTK INDUSTRIES LIMITED               )
in the presence of:                  )


/s/ Simon Cua
-------------------------------------


SIGNED by                            )
                                     )  /s/ Larrie Rose
for and on behalf of                 )  ----------------------------------------
BELDEN FAR EAST HOLDINGS B.V.        )
in the presence of:                  )


/s/ A. Peeters
-------------------------------------


SIGNED SEALED and DELIVERED by       )
                                     )  /s/ Lo Chung Wai, Paul
LO CHUNG WAI, PAUL                   )  ----------------------------------------
in the presence of:                  )


/s/ Simon Cua
-------------------------------------


SIGNED by                            )
                                     )  /s/ Kevin L. Bloomfield
for and on behalf of                 )  ----------------------------------------
BELDEN CDT INC.                      )
in the presence of:                  )


/s/ Christopher E. Allen
-------------------------------------